As filed with the Securities and Exchange Commission on October 12, 2007.

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

g8wave Holdings, Inc.
(Name of small business issuer in its charter)

Delaware	4899	13-3513270
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts 02215
(Address and telephone number of principal executive offices) (Address of principal place of business or intended principal place of business)

Habib Khoury Chief Executive Officer g8wave Holdings, Inc. 126 Brookline Avenue, Suite 201 Boston, Massachusetts 02215 (866) 892-9090
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Harvey J. Kesner, Esq. Haynes and Boone, LLP 153 East 53rd Street Suite 4900 New York, New York 10022 Tel (212) 659-7300 Fax (212) 918-8989
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☑

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.001 par value per share	1,783,262	$3,120,708.50	(2)	$95.81
Common Stock underlying $2.25 warrants	891,631	$1,560,354.25	(3)	$47.90
Total	2,674,893	$4,681,062.75		$143.71

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $1.75 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board regulated quotation service on October 2, 2007, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)
Estimated at $1.75 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board regulated quotation service on October 2, 2007, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2007

PRELIMINARY PROSPECTUS

g8wave Holdings, Inc.

2,674,893 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 2,674,893 shares of our common stock, which includes:

•	1,783,262 shares of common stock issued in a private placement; and

•	891,631 shares of common stock issuable upon the exercise of warrants issued in a private placement.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive the exercise price of the warrants, if they are exercised by the selling stockholders or their respective assigns.

All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GEWV.OB”. The last reported sale price of our common stock as reported on the OTC Bulletin Board on October 2, 2007 was $1.75 per share.

INVESTING IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2007

You should rely only on the information contained in this prospectus or any prospectus supplement we may file after the date of this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate only as of the date on the front cover of this prospectus or any supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “we,” “our,” or “us” refer to g8wave Holdings, Inc. and its subsidiaries.

Corporate History

We were organized in the State of New York in 1989 and reincorporated in Nevada on July 11, 2006 as International Food and Wine Consultants, Inc. On August 9, 2007, International Food and Wine Consultants, Inc. merged with and into a wholly-owned Delaware subsidiary, for the sole purpose of changing its state of incorporation to Delaware. On August 13, 2007, G8Wave Acquisition Corp., a newly formed wholly-owned subsidiary of International Food and Wine Consultants, Inc., merged with and into G8Wave, Inc., a private Delaware corporation (the “Merger”). Upon closing of the Merger, G8Wave, Inc. became a wholly-owned subsidiary of International Food and Wine Consultants, Inc., and International Food and Wine Consultants, Inc. succeeded to G8Wave, Inc.’s line of business as its sole line of business. In connection with the Merger, International Food and Wine Consultants, Inc. changed its name to g8wave Holdings, Inc. and G8Wave Inc.’s name was changed to g8wave, Inc.

Overview

We are an integrated mobile media company operating at the intersection of mobile communities and brands. We provide our wireless interactive content technologies and services to mobile subscribers, media partners and customers primarily through our indirect wholly-owned subsidiary, g8wave Ltd. (“g8wave UK”). We provide content distribution services through our branded wireless access protocol (WAP) stores, including: music, ringtones, games, video, ‘band or brand’ related information, tour or event schedules, headlines and articles and band and sports entertainment information, marketing applications, and services and community development products and services, including social networking and dating via the Internet, mobile sites and telephones.

Our principal executive offices are located at 126 Brookline Avenue, Suite 201, Boston, Massachusetts 02215 and our telephone number is (866) 892-9090.

The Offering

Common stock offered by the selling stockholders:	2,674,893 shares, consisting of 1,783,262 shares issued to investors in a private placement and 891,631 shares issuable upon the exercise of outstanding warrants.

Common stock outstanding after this offering:	24,119,455(1)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash.

OTC Bulletin Board symbol:	GEWV.OB

Risk Factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)
The number of shares outstanding after the offering is based upon (i) 22,422,978 shares of common stock outstanding as of October 2, 2007, (ii) 804,846 outstanding restricted stock units (RSUs) that have vested as of October 2, 2007, and (iii) assumes full exercise of all warrants (covering 891,631 shares) to purchase common stock with respect to which the underlying shares are being registered pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes:

•
963,513 shares of common stock issuable upon the exercise of currently outstanding options issued pursuant to our 2007 Equity Incentive Plan and subject to vesting requirements, with exercise prices of from $0.10 to $0.14 per share;

•	166,725 shares of common stock issuable upon exercise of an outstanding warrant;

•
1,469,206 shares issuable, subject to vesting requirements, without additional consideration pursuant to outstanding restricted stock units issued under our 2007 Equity Incentive Plan (which are not fully vested as of October 2, 2007); and

•	1,487,435 shares of common stock available for future issuance under our 2007 Equity Incentive Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations and cash flows could be materially and adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Company and Business

We have a history of losses that may continue in the foreseeable future.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. Specifically, we had a net loss of $3,260,534 for the year ended December 31, 2006, and a net loss of $1,931,531 for the six months ended June 30, 2007. As of June 30, 2007, our accumulated deficit was $5,118,549. Our losses to date have resulted primarily from selling and general and administrative costs relating to our operations. We believe that our ability to achieve profitability will depend primarily on our ability to consummate mobile marketing relationships with major brands and advertisers. There can be no assurance that we will be profitable in the future, or that future revenue and operating results will not vary substantially or that the operating results will not be below the expectations of investors.

We may face increasing competition, which could reduce our market share and materially adversely affect our financial condition and results of operations.

The market for wireless content is highly competitive. We expect that the competition will increase as the market grows. We sell proprietary content though our distribution channel with local carriers in the form of “on-deck” content offerings. The types of mobile content offered are exclusive content produced in-house, licensed content from the music industry and non-exclusive third-party content. We compete by offering a complete mobile channel solution (games and media), quality of content, including its freshness and innovative differentiation, relationships with wireless carriers, the ability to have the content placed in the upper tiers of the handset menus and the number of carriers who offer the content.

We compete with original content providers including games and music. Our primary competitors for original game content are Jamdat, Mforma, Sorrent and THQ. Our primary competitors for original media/music content are Blingtones, Fatih, Moviso, Tutch, Yahoo, Yamaha, Zingy and Ztango. Many of these competitors have released significantly more content to date than us. Our select aggregator competitors are m-Qube, Motricity, Mobile 365, Air2Web, and OpenMarket. Many of these competitors have a broader content offering and have substantially greater financial resources than we do. In the future, likely competitors may include other major content aggregators, wireless software providers and other pure-play wireless entertainment publishers. Wireless carriers may also decide to develop and distribute their own wireless entertainment applications. If carriers enter the wireless entertainment applications market, they may refuse to distribute some or all of our applications or may deny us access to all or part of their networks. Such entry by the carriers into the wireless market or their restricting or denying our access to their networks could have a material adverse effect on our business.

We offer mobile marketing services to a number of clients, including brands such as Snapple, Rawlings and Qdoba. Many branded consumer product companies have a mobile/web advertising campaign. Competitors in this sector include AdMob, Third Screen Media, Enpocket, Cellfire, Crisp Wireless, Ipsh!, and Flytxt. Although we believe our ability to leverage our branded services and provide a comprehensive product and distribution approach for our branded channel allows us to compete in this sector, there can be no assurances that we will be able to continue to successfully compete in this sector.

Some of our competitors’ advantages over us in both the areas of mobile content and marketing services include the following:

•	Substantially greater revenues and financial resources;

•	Stronger brand names and consumer recognition;

•	The capacity to leverage their marketing expenditures across a broader portfolio of wireless and non-wireless products;

•	Pre-existing relationships with brand holders;

•	More resources to make acquisitions;

•	Lower labor and development costs; and

•	Broader geographic presence.

We face different market dynamics and competition outside the United States. In some international markets, our competitors have greater brand recognition and broader distribution than we have. We may not be as successful as our competitors in generating revenues in international markets due to our inability to provide applications that are attractive to the local market, the lack of recognition of our brand, or other factors. Developing user interfaces that are compatible with other languages or cultures could be expensive. As a result, our international expansion efforts may be more costly and less profitable than we expect.

If we are not as successful as our competitors in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could materially harm our business.

The market for our products and services are subject to technological change. Our failure to keep pace with technological changes could lead to less demand for our products and services, loss of market shares and reduced revenues.

The market for our products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in additional costs or prove difficult or impossible. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our services could harm our ability to attract and retain users and result in the loss of market share and reduction of revenues, which would have a material adverse effect on our business.

We may need additional capital to execute our business plan and fund operations and may not be able to obtain such capital on acceptable terms or at all.

Capital requirements are difficult to plan in our rapidly changing industry. Although we currently expect the amounts raised in the private placement of our common stock and warrants completed on August 13, 2007 (“Private Placement”) to be sufficient for the next 12 months, we expect that we will need additional capital to fund our future acquisitions, service development, technological infrastructure and sales and marketing activities.

Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

•	Investors’ perceptions of, and demand for, securities of telecommunications value-added services companies;

•	Conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	Our future results of operations, financial condition and cash flows;

•	Governmental regulation of foreign investment in value-added telecommunications companies in particular countries;

•	Economic, political and other conditions in the United States, the United Kingdom, and other countries; and

•	Governmental policies relating to foreign currency borrowings.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. There is no assurance that we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely to be dilutive to the existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our growth strategy to acquire assets, technologies and businesses that are complementary to our existing business or necessary to maintain our growth and competitiveness or to fund operations. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We face risks associated with currency exchange rate fluctuations.

Although we currently transact business primarily in U.S. dollars and British pounds, a larger portion of our revenues may be denominated in other foreign currencies as we expand our international operations. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, we have not engaged in exchange rate hedging activities. Although we may in the future implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions currently form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, technologies, services or products that are complementary to our core wireless services business. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management, in particular, to ensure that the acquired business does not disrupt our relationships with the mobile operators, affect our users’ opinion of our services and customer support, and is effectively integrated with our existing operations and wireless services.

Future acquisitions would also expose us to potential risks, including risks associated with the assimilation of new operations, services and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions and potential loss of, or harm to, relationships with employees and content providers as a result of integration of new businesses. Given the sophisticated technologies used in the wireless services industry, the successful, cost-effective integration of other businesses’ technology platforms and services into our own would also be a critical, and highly complex, aspect of any acquisition. The diversion of our management’s attention and any difficulties encountered in any integration process could have a material adverse effect on our ability to manage our business.

If we are not able to manage our growth, we may never achieve profitability.

Our success will depend on our ability to expand and manage our operations and facilities. There can be no assurance that we will be able to manage our growth, meet the staffing requirements for our business or for additional collaborative relationships or successfully assimilate and train new employees. In addition, to manage our growth effectively, we may be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

We face risks associated with managing international operations.

Almost all of our operations are conducted outside of the United States, in Europe, and we currently intend to expand to other developing and emerging markets. There are a number of risks inherent in doing business in such overseas markets, including the following:

•	unfavorable political or economical factors;

•	fluctuations in foreign currency exchange rates;

•	potentially adverse tax consequences;

•	unexpected legal or regulatory changes;

•	lack of sufficient protection for intellectual property rights;

•	difficulties in recruiting and retaining personnel, and managing international operations; and

•	less developed infrastructure.

Our inability to manage successfully the risks inherent in our international activities could adversely affect us. In addition, although we currently plan to continue to expand our business worldwide and increase overseas sales, because of the risks associated with conducting an international operation (including the risks listed above), there can be no assurances that our overseas expansion will be successful.

We will need to acquire and retain content.

We will need to commit considerable time, effort, and resources to develop and acquire additional content, beyond that which we already possess. Our development and production efforts are subject to all of the risks inherent in the development and acquisition of new content, including unexpected delays, expenses, technical problems and difficulties, as well as the possible insufficiency of funds to complete satisfactory development and acquisitions, which could result in abandonment or substantial change in content.

We currently derive a portion of our revenues from the sale of various types of content created by third parties. In particular, we currently have licensing and other agreements with certain artists, including Metallica, DMC Enterprises, Paid Celebrity Services, Rockapella, 311, Linkin Park, Mandy Moore, Sara Evans and Taylor Hicks. Under such agreements, the artists authorize the inclusion of their content in one or more of our services in exchange for a percentage of our revenues or a royalty or a fixed fee payment which we pay directly to the artist. Such agreements are usually non-exclusive and have terms ranging from six months to four years. In addition, some agreements can be renewed by the parties for additional successive terms indefinitely. There can be no assurances that we will be able to successfully negotiate new agreements or renew existing agreements with content providers on terms favorable to us or at all, or that such content providers will not enter into similar agreements with our competitors. If we are not able to maintain our relationships with current providers or develop relationships with new content providers, our business may be materially and adversely affected.

We depend on our relationships with wireless carriers for a significant portion of our revenues.

A significant portion of our revenues is derived from our relationships with wireless carriers. Our arrangements with such carriers provide that end users are charged a one-time or monthly subscription fee for our content which is billed to them on their mobile phone bills through the carriers. The wireless carriers retain a percentage of the fee and remit the balance to us. If required, we then pay the entities from which we license content a portion of this amount. Our carrier relationships include some of the largest wireless carriers in the world including Orange, O2, Vodafone and T Mobile accounting for approximately 12.5%, 11.0%, 10.6% and 5.2%, respectively, of our total revenues for the fiscal year ended December 31, 2006. Our failure to successfully negotiate additional carrier agreements with wireless carriers on favorable terms or to maintain our current or future carrier relationships could have a materially adverse effect on our revenues. There can be no assurances that we will be able to successfully negotiate new agreements or renew existing agreements with carriers on terms favorable to us, or at all. Wireless carriers may also decide to develop and distribute their own wireless entertainment applications. If carriers enter the wireless entertainment applications market, they might refuse to distribute some or all of our applications or may deny us access to all or part of their networks.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, the quality of our services may decline and our business may be adversely impacted.

We rely heavily on the expertise, experience and continued services of our senior management, including our president and chief executive officer, chairman and chief strategy officer, and chief financial officer. The loss of any of our senior management or other key personnel could adversely impact our ability to achieve our business objectives. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled personnel. We cannot guarantee that any employee will remain employed by us for any definite period of time and the loss of personnel could have a material adverse effect on our business and company. Qualified employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. Expansion of our business could require us to employ additional personnel. We expect competition for such personnel to increase as the markets for wireless services expand. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates could impair the growth of our business.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission have required changes in the corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2007 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we are not yet required to comply with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act, as well as rule changes proposed and enacted by the Securities and Exchange Commission, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures. Although we intend to operate our company in accordance with Delaware corporate and other applicable law, the requirements of those laws are not as protective to investors as those required by the above markets.

We are a holding company that depends on cash flow from our wholly-owned subsidiary to meet our obligations.

After the Merger, we became a holding company with no material assets other than the stock of our wholly-owned subsidiary. Accordingly, all our operations will be conducted by g8wave, Inc. our wholly-owned subsidiary, and its subsidiary g8wave UK. We currently expect that the earnings and cash flow of our subsidiary will be retained and used by us in our operations.

All of our liabilities survived the Merger and we may have undisclosed liabilities that could have a negative impact on our financial condition.

Before the Merger, certain due diligence activities on International Food and Wine Consultants, Inc. and g8wave, Inc. were performed. The due diligence process may not have revealed all liabilities (actual or contingent) of International Food and Wine Consultants, Inc. or g8wave, Inc. that existed or which may arise in the future relating to either of such entities’ activities before the consummation of the Merger. Any remaining liabilities could harm our financial condition and results of operations.

Risks Related to Our Industry

Unexpected network failure or interruptions, security breaches or computer virus attacks could impair our ability to provide our services, which could damage our reputation and harm our business operations.

Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain users. Our network systems are vulnerable to damage from fire, flood, power loss, telecommunications failures, computer viruses, hackings and similar events. Any network interruption or inadequacy that causes interruptions in the availability of our services or deterioration in the quality of access to our services could reduce our user satisfaction and competitiveness. In addition, any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could adversely affect us. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance. Although we typically outsource portions of our infrastructure to major global providers, such as SingTel, AT&T or BSNL, who generally provide system back-up in case of disaster under their terms of service of such failure, there can be no assurances that service interruption would not occur.

The growth of our business may be adversely affected due to public concerns over the security and privacy of confidential user information.

The growth of our business may be inhibited if the public concern over the security and privacy of confidential user information transmitted over the Internet and wireless networks is not adequately addressed. Our services may decline and our business may be adversely affected if significant breaches of network security or user privacy occur. We also follow “opt-in” and self-selection guidelines as a matter of company policy, which require consumers to specifically select or “opt in” for any mobile products or services, as well as complying with “do not call” regulations in all jurisdictions in which we operate. These procedures and regulations may further limit our ability to generate new business.

Actual or perceived security vulnerabilities in mobile phones could adversely affect our revenues.

Maintaining the security of mobile phones and wireless networks is critical for our business. There are individuals and groups who develop and deploy viruses, worms and other malicious software programs that may attack wireless networks and mobile phones. Recently, security experts identified what appears to be the first computer “worm” program targeted specifically at mobile phones. The worm, entitled “Cabir,” targets mobile phones running the Symbian® operating system. While the “Cabir” worm has not been widely released and we believe presents little immediate risk to our business, we believe future threats could lead some customers to seek to return our applications, reduce or delay future purchases or reduce or delay the use of their mobile phones. Wireless carriers and mobile phone manufacturers may also increase their expenditures on protecting their wireless networks and mobile phone products from attack, which could delay adoption of new mobile phone models. Any of these activities could adversely affect our results of operations and financial condition.

Changes in government regulation of the media and wireless communications industries may adversely affect our business.

It is possible that laws and regulations may be adopted in the United States and elsewhere which could restrict the media and wireless communications industries, including customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through wireless carriers. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our applications and otherwise generate revenue. Tax environments that are currently favorable to wireless services, for example, in South and East Asia, could change adversely over time.

A decline in, or limitation on, the use of mobile phones would negatively impact our business.

A number of public and private entities have begun to restrict the use of mobile phones on their premises. For example, many places of worship, restaurants, hospitals, medical offices, libraries, museums, concert halls and other private and public businesses restrict the use of mobile phones due to privacy concerns, the inconvenience caused by mobile phone users to other patrons and the disruption mobile phones may cause to other electronic equipment at these locations.

Legislation has also been proposed in the U.S. Congress and by many states and municipalities to restrict or prohibit the use of mobile phones while driving motor vehicles. Some states and municipalities in the United States have already passed laws restricting the use of mobile phones while driving, and similar laws have been enacted in other countries. These laws and other potential laws prohibiting or restricting the use of mobile phones could reduce demand for mobile phones generally and, accordingly, the demand for our applications, which could reduce our ability to increase or maintain sales of our applications and otherwise generate revenue.

A number of studies have examined the health effects of mobile phone use and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services and health problems, and any media reports suggesting such a link, could reduce demand for mobile phones and, accordingly, the demand for our applications.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States, the United Kingdom, and around the world. This includes deployment and maintenance of reliable next-generation digital networks with the necessary speed, data capacity and security for providing reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of customers continues to increase, or if existing or future customers increase their bandwidth requirements. If the continued growth and maintenance of wireless communications services is unable to keep up with demand, our business may be adversely affected.

Our products may infringe upon the intellectual property rights of others and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

The mobile media sector is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and our management’s attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of features of our products grow.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which could negatively impact our competitive advantage.

Certain of our intellectual property rights are currently licensed from third parties and, in the future, we intend to continue to license intellectual property from key strategic partners. We are, and will continue to be, reliant upon such third parties to protect their intellectual property rights. Such third parties may not protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties or with whom we have entered into strategic relationships could negatively impact our competitive advantage.

We may be unable to protect our intellectual property, which could reduce the value of our services and our brand.

Our ability to compete effectively depends on our ability to protect our proprietary technologies, content and processes. We may not be able to safeguard and maintain our proprietary rights. Any infringement by third parties on our intellectual property could have a negative impact on our business and have an adverse effect on the price of our common stock.

Our directors, executive officers and affiliates can exert significant control over our business and affairs and may have actual or potential interests that depart from our other stockholders.

Our directors and our executive officers, together with their affiliates, own or control an aggregate of over 75% of our issued and outstanding common stock, which percentage may increase in the event that they exercise any of the options or warrants that they may hold or in the future are granted, or exercise any convertible securities or acquire additional shares of our common stock. The interests of such persons may differ from the interests of other stockholders. Such stockholders will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	election of our directors;

•	amendment of our Certificate of Incorporation or By-laws; and

•	mergers, sale of assets or other corporate transactions.

Concentrations of stock ownership among a few stockholders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain our future earnings, if any, to support operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risks Relating to Our Common Stock

If we fail to maintain an effective system of internal controls we may not be able to timely report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we will not be able to manage our business effectively and our business and reputation with investors would be harmed. Any such inability to establish effective controls or loss of confidence would have an adverse effect on our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if past failures of internal controls exist, and we may in the future discover areas of our internal controls that need improvement.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger” rather than through an offering underwritten by a major brokerage firm. Securities analysts of major brokerage firms may not provide coverage of our company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf or otherwise cover our company.

Our stock price may be volatile in response to various factors, some of which are out of our control.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in the wireless technology industry and markets;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	technological innovations or new competitors in our market;

•	additions or departures of key personnel;

•
limited “public float” following the Merger, with our common stock held by a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock pursuant to this prospectus;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry or regulatory developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock may be deemed a “penny stock”, which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply to non-Nasdaq listed companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares covered by the registration statement of which this prospectus forms a part, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. In addition, all of the shares under this prospectus will be available for sale upon and during the effectiveness of the registration statement of which this prospectus forms a part, and this number of shares is greater than the average daily trading volume of our shares. No prediction can be made as to the effect, if any, that market sales of such shares will have on the market price for our stock. Sales of a substantial number could adversely affect the market price of our shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You should review carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus for a discussion of the risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the common stock covered by this prospectus. However, we will receive the exercise price from the exercise of the warrants for which the underlying shares are being registered by the prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since August 30, 2007 under the symbol GEWV.OB. Prior to that date, there was no active market for our common stock. As of October 2, 2007, there were 36 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2007	High	Low
Third Quarter (beginning August 30, 2007)	$2.50	$1.10
Fourth Quarter (through October 2, 2007)	$1.40	$1.16

The last reported sales price of our common stock on the OTC Bulletin Board on October 2, 2007, was $1.75 per share.

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. Rather, we intend to retain future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

Recent Events

Prior to August 13, 2007, we were a public shell company without material assets or liabilities. On August 13, 2007, g8wave, Inc. completed a reverse merger with our subsidiary, pursuant to which g8wave, Inc. became our wholly-owned subsidiary and we succeeded to the business of g8wave, Inc. as our sole line of business and the former stockholders of g8wave, Inc. became our controlling stockholders. For financial reporting purposes, g8wave, Inc. was considered the accounting acquiror in the reverse merger. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations below are those of g8wave, Inc. and do not include our historical financial results. All costs associated with the reverse merger were expensed as incurred.

In connection with our reverse merger and name change to g8wave Holdings, Inc., the trading symbol of our common stock was changed to “GEWV.OB”, effective August 30, 2007.

On August 27, 2007, we hired William Duke as our Chief Financial Officer. Mr. Duke replaced Richard Gallagher, who served as our Interim Chief Financial Officer from August 13, 2006 to August 27, 2007.

Overview

We provide mobile content distribution, mobile marketing applications and consulting and mobile community development services.

We are continuing to expand our proprietary mobile services technology platform and social network infrastructure. We distribute our content though some of the world’s leading wireless carriers and provide our services to a wide array of corporate and media clients. Our products and services impact social communities and branded communities. We deliver community-based content and applications including community-oriented products, information products, download products, interactive products and mobile marketing products.

We are the developer and owner of unique content which is distributed through exclusive social and branded communities. Additionally, we license content from leading music bands and other third parties.

Our technology platform enables clients to access Internet services (including streaming video and messaging) through a variety of protocols, including: WAP (wireless access protocol), MMS (multimedia messaging services), SMS (short messaging service) and Java. Our technology platform delivers messages and content directly to the user through the operator’s own connection, without the need for intermediaries.

Results of Operations

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

The acquisition of all of the outstanding capital stock of g8wave, Ltd. on April 21, 2006, was treated for accounting purposes as a dividend, and the transaction has been accounted for as a purchase. We accounted for the acquisition using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entity are reflected as our historical financial statements.

The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes.

Revenue

Revenue for the years ended December 31, 2006 and 2005 was derived primarily from telecommunications arrangements and from mobile marketing services. Our revenue decreased by approximately $4,635,114, or 33%, for the year ended December 31, 2006 as compared to the same period in 2005. This decrease is primarily attributable to our decision in 2005 to gradually shift our focus from dating markets to mobile entertainment and mobile marketing, which we believe offers greater potential for future growth.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $1,370,000 (53%) for the year ended December 31, 2006 as compared to the same period in 2005. As our industry and company continue to grow and develop, we are continuing to fill key positions in an effort to leverage our prospects and growth, and expect that our compensation and benefits expense will also increase. The increase was entirely attributable to the opening and staffing of our U.S. headquarters.

Consulting and professional fees

Our consulting and professional fees increased by approximately $615,000 (39%) for the year ended December 31, 2006 as compared to the same period in 2005. This increase in consulting fees for the year ended December 31, 2006 is due to the opening of our U.S. headquarters and the related expansion of business in the U.S. and primarily attributable to consulting agreements with Simmons/Abramson Marketing, Segnana, Arthean, and BuzzTone.

Stock-based Compensation

For the year ended December 31, 2006, we have recorded approximately $26,575, as compared to $0 for the year ended December 31, 2005, in non-cash, stock-based compensation primarily related to the issuance of stock options to employees. The compensation expense has been determined using the Black-Scholes fair value method. In the year ended December 31, 2006, the expense reflects the grant of stock options under FAS 123R.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2006 increased by approximately $96,000 when compared to the same period in 2005. This increase is primarily attributable to the write-off of the purchase of a trademark.

Selling, General and Administrative Expenses

Our selling, general and administrative costs increased approximately $2,851,000 (76%) for the year ended December 31, 2006 when compared to the same period in 2005. This increase is primarily attributable to additional staffing and the opening and staffing of our US headquarters.

Six Months Ended June 30, 2007 Compared to the Six Months Ended June 30, 2006

Revenue

Revenue for the six months ended June 30, 2007 and 2006 was derived primarily from telecommunications arrangements and from mobile marketing services. Our revenue decreased by approximately $1,041,000, or 22%, for the six months ended June 30, 2007 as compared to the same period in 2006. This decrease is primarily attributable to our decision to gradually shift our focus from dating markets to mobile entertainment and mobile marketing, which we believe offers greater potential for future growth and higher gross margins. Gross profit decreased by approximately $278,000 in this same period as compared to that of the prior year, primarily due to the reduced revenues. Gross profit as a percent of revenue increased to 34% for the six months ended June 30, 2007 from 32% for the same period of the prior year.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $440,000 (26%) for the six months ended June 30, 2007 as compared to the same period in 2006. The increase is attributable to the continued staffing of our U.S. headquarters which began in the first quarter of 2006. As our industry and company continue to grow and develop, we are continuing to fill key positions in an effort to leverage our prospects and growth and expect that our compensation and benefits expense will increase accordingly.

Consulting and professional fees

Our consulting and professional fees decreased by approximately $106,000 (21%) for the six months ended June 30, 2007 as compared to the same period in 2006. This decrease in consulting and professional fees is an offset to the increase in compensation and benefits expenses. The Company hired full-time employees to perform functions that had been previously performed under consulting arrangements.

Selling, General and Administrative Expenses

Our selling, general and administrative costs increased approximately $278,000 (9%) for the six months ended June 30, 2007 as compared to the same period in 2006. This increase is primarily attributable to the continued staffing of our U.S. headquarters which began in the first quarter of 2006.

Liquidity and Capital Resources

As of June 30, 2007, we had cash and cash equivalents of $1,747,540. We have historically met our liquidity requirements through equity financings.

Cash flows generated from operating activities during the six months ended June 30, 2007 were not sufficient to offset our operating expenditures. We expect that the funds from our recent private placement which closed on August 13, 2007 will fund our operations for a period of approximately 12 months. However, it will be necessary for us to secure additional financing in the future to support our operations. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our services, competing technological and market developments and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

Private Placement

In connection with the reverse merger, on August 13, 2007, we completed a private placement, pursuant to which we issued 1,783,262 shares of common stock and four-year redeemable warrants to purchase 891,631 shares of common stock at an exercise price of $2.25 per share, for aggregate gross proceeds of $2,675,000. We raised net proceeds of $2,442,093 in the private placement after fees and expenses, which we currently intend to use to acquire additional content and to expand our distribution capabilities in the U.S., Europe and Asia Pacific, as well as for product development and working capital.

Critical Accounting Policies and Estimates

We rely on the use of estimates and make assumptions that impact our financial condition and results. These estimates and assumptions are based on historical results and trends as well as our forecasts as to how results and trends might change in the future. Although we believe that the estimates we use are reasonable, actual results could differ from those estimates.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the different estimates that could have been used in the accounting estimates that are reasonably likely to occur periodically could materially impact our consolidated financial statements.

Our most critical accounting policies and estimates that may materially impact our results of operations include:

Revenue Recognition

The accounting related to revenue recognition in the digital media and multimedia broadcast industry is complex and affected by interpretations of the rules and an understanding of various industry practices, both of which are dynamic in nature and subject to change. As a result, revenue recognition accounting rules require us to make significant judgments. Yet, at a minimum we consistently apply the guidelines for revenue recognition established in SEC Staff Accounting Bulleting No. 104 “Revenue Recognition in Financial Statements.” These guidelines establish that revenue can be recognized when persuasive evidence of an arrangement exists, the goods or service has been shipped, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is reasonably assured.

Revenue is recognized in the period in which the service is provided for telecommunications services. Revenue from mobile marketing services are recognized on the completed-contract basis when the services are completed and accepted by the customer. The completed-contract method is used because our contracts for these types of services are typically either short-term in duration or management is unable to make reasonably dependable estimates of the costs of the contracts.

Income Taxes

Income taxes are accounted for using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operation loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We continue to record a valuation allowance for the full amount of deferred income taxes, which would otherwise be recorded for tax benefits related to operating loss carry forwards, as realization of such deferred tax assets cannot be determined to be more likely than not likely.

Accounting for Stock-Based Compensation

We adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as supplemented by the interpretation provided by SEC Staff Accounting Bulletin No. 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995.) Under this method, the fair value of all common stock granted or modified after adoption must be recognized in the statement of operations and total compensation cost related to non-vested awards not yet recognized, determined under the original provisions of SFAS 123, must also be recognized in the statement of operations.

Foreign Currency Translation

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenue, expenses, and cash flows are translated at the average exchange rate for the period to approximate translation at the exchange rate prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of June 30, 2007 and 2006 the exchange rate for the United Kingdom Pound was $2.0039 U.S. and $1.8163, respectively, for ₤1.00.

The functional currency of g8wave UK is the local currency. The financial statements of g8wave UK are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and the average rate of exchange for the period for revenue, costs and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.

Recently Issued Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections-A Replacement of APB No. 20 and FASB Statement No. 3 (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes -an Interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 is effective for fiscal years beginning after December 15, 2006, and must therefore be adopted by us no later than our fiscal year ending December 31, 2007. Management is currently evaluating the impact of adopting FIN 48. The cumulative effect of the Interpretation’s adoption will be an adjustment to beginning retained earnings in the year of adoption.

In September 2006, the FASB issued Statement of Financial Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to have a material impact on our financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, which eliminates the diversity in practice surrounding the quantification and evaluation of financial statement errors. The guidance outlined in SAB 108 is effective for us in 2008 and is consistent with our historical practices for assessing such matters when circumstances have required such an evaluation. Accordingly, we do not believe that adoption of SAB 108 will have any impact on us.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are assessing the impact the adoption of SFAS 159 will have on our financial position and results of operations for fiscal 2008.

BUSINESS

Company Overview

We are an integrated mobile media company headquartered in Boston, Massachusetts. We operate at the intersection of mobile communities and brands. We provide our wireless interactive content technologies and services to mobile subscribers, media partners and customers primarily through our indirect, wholly-owned subsidiary, g8wave UK, based in London, England. We have offices in Boston, Massachusetts and London from which we provide mobile services in the following three areas:

•
Content distribution services through our branded wireless access protocol (WAP) stores, including: music, ringtones, games, video, ‘band or brand’ related information, tour or event schedules, headlines and articles and band and sports entertainment information.

•	Marketing applications and services, including: the planning and execution of integrated multi-screen or multi-channel (mobile, web, radio, TV, print, outdoor, and in-store) marketing campaigns.

•
Community development products and services, which include: social networking and dating via the Internet, mobile sites and telephones where users can meet, chat, date, share, network and receive rewards for creating popular content and other forms of community participation.

Our community development products and services specifically target branded communities and dating communities as a way to drive user aggregation.

“Branded communities” are virtual communities whose members share common interests such as music or sports, and typically center around specific bands or brands. We are currently focused on the music industry and providing mobile fan club-based services for artists and developing music and artist relationships. Examples of branded communities include Metallica fans, AC Milan soccer fans and Harley Davidson riders.

We deliver community-based content and applications employing the following products and services:

Community-oriented products. Users can engage in community-oriented activities such as chatting, dating, networking and exchanging and creating content. Users may create profiles, find friends or dates, and communicate by texting or exchanging pictures, music and video files, wallpapers and ring tones. Users may also create or upload their own content, such as music bars, ring tones, and pictures and share that content with friends. Users may access most of our wireless community-oriented products free of additional charges simply by registering.

Information products. Users can access our information content, including band or brand-related information, tour or event schedules, news headlines and articles, band and sports updates and entertainment information from our store fronts or our WAP site on their mobile phones. Users may access such content on a generic basis or register to receive customized and personalized information centered around their community, band, or brand preferences.

Download products. Users can download ring tones, wallpaper, pictures, logos, games and screen savers from our Internet portal onto their mobile phones or they can send them to other mobile phone users. Users may choose to download such products on a per message basis or subscribe to receive new downloads on a regular basis.

Interactive products. Users can search, find, connect and interact with prospective dating candidates either by phone, text or online via the web. Our website enables members to browse personal ads, listen to voice greetings, and communicate through a variety of channels, including text and email. All of these services are offered in a subscription package, allowing members the freedom to choose how, when, and where they interact. Our interactive products include TxtChat and CellDate.

Mobile marketing products. Our clients can mobile-enable their radio, TV, print, web, text, email, outdoor, in-store, or on-pack promotions and marketing initiatives. Our mobile marketing management tools allow our clients’ marketing teams to conduct mobile marketing campaigns, target relevant audiences, send and receive messages, as well as monitor, review and generate reports on campaign results.

Our community development services and mobile marketing services are delivered to a wide array of corporate and media clients, including: Metallica, Snapple, Blue Man Group, AT&T, Miller Lite, EMS, 311, DMC, Rawlings, Top Rank Boxing, Linkin Park and Qdoba.

We are the developer and owner of unique content which is distributed through branded communities. Additionally, we license content from leading music bands, such as Metallica and other third-party providers and distribute our content though some of the world’s leading wireless carriers including: Cingular, O2, Orange, Sprint, T Mobile, Verizon, and Vodafone.

We continue to expand our proprietary mobile services technology platform, social network functionality and content management infrastructure. Our Planet CoolTM technology platform, which we currently anticipate will be operational in 2008, is a suite of integrated processes, tools and services consisting of mobile and web applications, premium content and services integrated across multiple media channels that will enable media and corporate clients to build social environments. Our technology platform enables our clients to access Internet services (including streaming video and messaging) through a variety of protocols, including: WAP, MMS (multimedia messaging services), SMS (short messaging service) and Java. Our technology platform delivers messages and content directly to the user through the operator’s own connection, without the need for intermediaries.

Industry Overview

The amount global end users spend on mobile data services is expected to grow from $114 billion in 2006 to $190 billion in 2009, representing an 18% compound annual growth rate, according to Ovum and Strategy Analytics’ research.

The mobile media applications market has emerged as a result of the rapid growth and significant technological advancement in the wireless communications industry. Wireless carriers are deploying new high value-added services to increase revenues and leverage advanced networks and next generation-mobile handsets. These services include downloadable games, applications, wallpaper, screensavers, ring tones and images.

We believe that growth in the wireless applications market has been positively influenced by a number of key factors and trends including:

Growth in Wireless Subscribers. According to the Insight Research Corporation, the number of global wireless subscribers is expected to grow from approximately 1.8 billion in 2005 to over 3.1 billion by 2011.

Deployment of Advanced Wireless Networks. Wireless carriers are deploying high-speed, next-generation digital networks to enhance wireless voice and data transmission. These advanced networks have enabled the provision and billing of data applications and have increased the ability of wireless subscribers to quickly download large amounts of data, including games and other applications, to their mobile handsets.

Availability of Mobile Handsets with Multimedia Capabilities. In 2005, 810 million mobile phones were sold worldwide and this number is forecasted to grow to 1 billion units in 2009, according to the research firm Gartner, Inc. In recent years, the mobile handset has evolved from a voice-only device to a personal data and voice communications device that enables access to wireless content and data services. Mobile handset manufacturers are competing for consumers by designing next-generation mobile handsets with enhanced features, including built-in digital cameras, color screens, music, data connectivity, and video. Worldwide sales of camera phones reached 296 million units in 2005, representing a 38% increase over 2004 of total worldwide mobile phone sales, according to Gartner. Info Trends expects this number to grow to 903 million camera phone sales by 2010, which represents an 87% increase from 2005. We believe that the availability of these next-generation mobile handsets is driving demand for wireless applications that take advantage of these advanced multimedia capabilities.

Demand for Wireless Applications. Wireless carriers are increasingly launching and promoting wireless applications to differentiate their services and drive revenues. The delivery of games, ring tones, true tones, images, applications and other content to subscribers enables wireless carriers to leverage both the increasing installed base of next-generation mobile handsets and their investment in high-bandwidth wireless networks. Consumers are increasingly downloading and paying for wireless content offered by the carriers and other distributors.

Media Companies Seek to Leverage their Content into the Mobile Channel. Service providers are partnering with media companies for an additional marketing channel. We believe the increasing presence of media companies in the mobile media industry provides an impetus for the development of proprietary content and branding for distribution through the telecom operator to the end-user.

New Mobile Applications. Location-based services and community applications are converging to create new next-generation mobile applications. Wireless service providers are increasingly offering social networking features. The proliferation of the camera phone is driving demand for user-generated and graphical content.

Emergence and Acceptance of Mobile Advertising. The emergence of mobile advertising as a business model has spawned applications such as mobile search. In addition, we believe that in the next three to five years, mobile advertising will emerge as a significant revenue stream for mobile content portals as it has for web content portals.

Competitive Strengths

We believe we have a proven capability to develop high-quality mobile services that engage end users. Our portfolio includes a variety of services designed to appeal to the diverse interests of the broad wireless subscriber population. We believe that we will continue to be a highly valuable services provider to wireless carriers, content owners and end users because of the following strengths:

Scaleable and Robust Technology Platform.  Our technology developed over seven years of close collaboration with mobile operators is highly flexible, scalable, and can support deployments of a variety of mobile media and marketing solutions, including the latest in mobile applications, programming and content delivery.

Deep Domain Knowledge and Broad Industry Relationships. We have deep domain knowledge and broad relationships in the media and music industries. Our core team of employees includes a Ph.D. in marketing, with expertise in brand management, and an industry leader in social networking, media, music and event management.

Strategic Relationships with Wireless Carriers, Music Artists and Content Collaborators. Our wireless clients include some of the leading wireless carriers in the world including: Cingular, O2, Orange, Sprint, T Mobile, Verizon, and Vodafone. We build mobile fan communities and store fronts to bring together major performing artists including Metallica, 311, DMC, Linkin Park, Mandy Moore, Sara Evans and Taylor Hicks and their fans. Our music industry partners typically allow us to include their content as part of our product offering in exchange for a percentage of revenue. Our content collaborators arrangements provide for the inclusion of third-party providers content in one or more of our services in exchange for a percentage of revenues or a royalty or fixed-fee payment which we pay directly to the provider, and are usually non-exclusive. Our agreements with our content collaborators have terms ranging from six months to four years.

Strong Experience in Mobile Marketing-Providing Tangible Results for our Clients. We have built mobile branded communities since 1996. We work closely with our clients to create, manage and execute mobile marketing strategies to help meet their business objectives, increase sales, improve customer relationship marketing, implement new forms of direct marketing and deliver promotion-based activities to enhance brand recognition.

Experienced Management Team and Board of Directors. We have assembled a strong management team with broad-based international relationships in mobile marketing and media-related expertise and experience in premium direct marketing to consumers, in addition to global mobile applications and content.

Growth Strategy

Our goal is to be a premiere global mobile-media company and to offer leading wireless interactive entertainment, media, social services and advertising at the intersection of communities and brands. To achieve this goal, we currently intend to:

Create Branded Social Networking Sites. We intend to increase our services and product offerings to social and branded communities, including through our proprietary site, “Planet CoolTM, a branded social networking entertainment arcade for under 25 year olds which we currently anticipate will be operational in 2008. We also plan to target large interactive communities that rally around specific brands which we believe will capture user profiles of the characteristics, attributes and preferences of our customers’ end-users and enable us to conduct highly precise mobile advertising.

Create Customized Mobile Applications and Services. We intend to develop a premium Personal Entertainment Guide (“PEG”) service which can be downloaded to mobile phones, providing customers with a personal concierge of services and enabling users to predefine their preferred set of services and frequented set of websites. We intend that the PEG platform will seamlessly establish the connection between the consumer and the merchant/content owner, enabling the user to establish a broad social network, including friends and family members and share information and content, and enable us to improve our ability to profile and target users.

Continue to Build Out Our Proprietary Database. We currently intend to continue to develop our database of user-generated preferences and profile information to enable user profiling, archiving of key preferences, and micro-targeting by advertisers. The database will be created by information gathered from user contests, events, mobile marketing, and branded mobile content. We believe this database will be unique within the industry, and will enable us to provide our clients with responsive mobile advertising.

Develop Branded Services for Major Brands. Our goal is to become a dominant player in the emerging mobile marketing segment by assisting major brands to expand their marketing outreach into the mobile channel and the branded communities we support. We intend to establish agency relationships and direct relationships with major brands.

Expand Global Reach and Distribution. We currently plan to extend our distribution beyond North America and U.K. markets into China and other markets in the Asia Pacific region through on-deck carrier agreements, which provide our content preloaded on phones for better global reach, and through acquisitions or by partnering with companies currently transacting business in the region. By June 30, 2008, we intend to establish partners in China, Singapore, Hong Kong, Korea, Japan, Taiwan, and Australia.

Publish and License New Content. We currently intend to partner with print and media companies, record labels and studios, in an effort to generate and license premium content, and to secure and provide mobile users with select content including: ring tones, ring-back tones, remixes, logos, video, games, and wallpapers. We are developing a pilot of a mobile game based on a well-known rock band, with an original score provided by such band. Moreover, we intend to acquire and repurpose new, premium lifestyle brands and to market new programs to stimulate existing relationships, especially in the music industry. We also intend to leverage user-generated content as an alternative method for expanding content on social networking sites.

Continue to Focus on Channel Development. We seek to create and leverage innovative programs from early adopters and bring them to the mass market. We intend to accelerate user aggregation through large events and traditional media channels (e.g., print, TV, and cable) and to promote across a variety of channels including the Internet, IPTV, radio and print media through the positioning and branding of artists across channels, and featuring new brands live on Planet CoolTM. We believe sharing highlights through embedded social networks could lead to additional direct music sales searches and ad serving, attention from promoters and concert events and increased sales from our designed mobile and online store.

Extend our Mobile Services Technology. We currently intend to extend our end-to-end, mobile services technology platform to distribute premium, live, high-definition video and audio content across the mobile phone, computer and television platforms. We believe this capability will enable us to provide mobile pay-per-view services and highly targeted mobile advertising. In addition, in the second quarter of 2007, we launched a consumer affinity phone program with premier brand partners in the music community, such as Metallica, to serve our customer base of social networks and affinity groups.

Strategic Acquisitions. We currently intend to evaluate strategic acquisitions which may enhance our technology, relationships and customer base and market opportunities to acquire new and innovative technologies that may further enhance our position in the mobile media industry.

Products and Services

We believe that our ability to seamlessly implement multiple media communication strategies such as video, voice, radio, TV, Internet and print into a unified community-based experience differentiates us in our industry. Customers and partners utilize our technical and service resources to build integrated promotional strategies leveraging the following:

Short Messaging Services (SMS). SMS allows users to access and download information and products, such as news headlines, sports news, games, ring tones, and wallpaper through their mobile phones. Users are also able to interact with other users by subscribing to community-oriented products.

Multimedia Messaging Services (MMS). MMS is an extension of SMS technology which allows, in addition to text, for sound, images and other multimedia content to be sent. As a result, MMS enables users to download color pictures and advanced ring tones as well as transmit more data in a single message.

Wireless Application Protocol (WAP). WAP allows users to browse content in a user-friendly format on their mobile phones and request and receive information in a manner similar to accessing information on Internet websites. WAP allows users to download pictures, logos, wallpaper, interactive games, ring tones, and other Internet content.

Wireless Interactive Voice Response (Wireless IVR). Wireless IVR services allow users to access voice content from their mobile phones. We provide entertainment and other products through our wireless IVR services. We provide IVR applications and services, also known as audiotext, which are connected to premium rate, national rate and toll-free telephony and utilize 900 number exchanges, premium text and automated credit card processing to access and bill for services. In the UK, unlike in the US, premium rate telephone numbers can be accessed by and charged to a mobile phone. In addition to the integration of mobile products and strategies, we have identified strong potential for the integration of IVR into mobile location-based search applications, voice concierge services, and voice alerts.

Internet. By utilizing our services offering, our customers’ websites allow their members to browse personal ads, listen to voice greetings, and communicate through a range of other channels. Our People2People service is currently the only online dating service in the UK to fully integrate mobile, voice, and video technologies. The People2People service lets members interact through IVR, SMS, Internet and email and listen to voice greetings and personal messages, as well as record messages of their own through dedicated IVR lines. Our dedicated website allows members and new users to browse personal ads, listen to voice greetings and communicate through a range of other channels. The People2People brand operates direct to consumers and is a “white-label” supplier to media and consumer brands. Our Internet enabled video greeting service allows subscribers to record up to 60 seconds of personalized content. In addition to video, members can also utilize instant messaging capabilities to chat, in real time, with other community members.

Gateway Services. We are currently one of ten content distributors that offer gateway services to the UK’s six mobile networks. Content creators and/or publishers wishing to market their content directly on carrier decks in the UK need to do so through us or these few other similarly accredited companies and pay a fee for every transaction. We are able to bill directly through the carrier by delivering premium billed messages on 5 and or 6 digit short codes. Our technology delivers messages and content directly to the user through the operator’s own connection, without the need for intermediaries. With full network accreditation, our client’s messages are generally delivered and tracked to include full time technical support.

Mobile Marketing Services. Includes the planning, creation, and execution of mobile marketing campaigns, branded community applications, and content distribution strategies. Our clients can mobile enable their radio, TV, print, web, text, email, outdoor, or in-store marketing initiatives. Our mobile marketing management tools are intended to enable our clients to run return-on-investment (ROI) based mobile marketing campaigns, target relevant audiences, send and receive messages and monitor, review and report on campaign results. Typically clients pay a setup fee and a campaign fee based on the scope of the campaign or pay for a longer term mobile marketing outsourcing fee. We believe that our web tools allow our customers to analyze media effectiveness, capture information gathered on targeted consumers, and then target consumers with teaser or full campaigns. Other mobile marketing tools that we offer include interactive competitions, votes, special offers and discounts.

Mobile Applications and Services

Our Match and Connect Services are proprietary mobile applications that match and connect individuals to content or people. g8wave UK brought TxtChat, the first mobile matching service for our unique dating applications in the United Kingdom, to market in 1996.

Our Match and Connect business model focuses on providing applications for clients in a “white-labeled” format (e.g., Manchester Evening News’ Mobile Dating), including licensing the application to third parties offering their own mobile matching services, or providing the service as part of a suite of products.

We believe that our suite of applications and services are easy to use and flexible, allowing end-users to quickly match people, content and services with an intuitive, user-friendly process. We utilize a capture-and-push model that encourages participation and therefore revenue generation. Each of the services is delivered in a benefit-led subscription package, allowing members the freedom to choose how, when, and where they interact with other members.

We leverage our expertise in chatting and messaging with the SMS/MMS applications described below to deliver leading edge, white-label direct marketing solutions to our media clients. During 2006, 6.2 million messages were sent via our TxtChat and FotoDate services and 1.7 million messages were sent via our LiveText and Low Bid Auction services described below.

CellDate, is a proactive member voice personals service for mobile users. The service is based on a proprietary matching and profiling technology that delivers an SMS message to an end-user with the number of messages and matches waiting for them. The service can be delivered in custom, camera-ready, digitally delivered copy to print clients, through a single point of entry telephone or shortcode number for broadcast clients, or through web links for online registration and integration with our online dating services.

TxtChat was the first speed dating service in the UK. We are currently expanding this service into new community based applications where users can chat directly with hundreds of other people simultaneously. TxtChat is available as a text-only, photo-only or text and photo service.

FotoDate, a SMS / MMS enabled service, allows users to view and request photos while text messaging, which we believe represents significant revenue upside potential in mobile community interactions.

LiveText, a web-based SMS communication tool offering real-time one-on-one communication between the business and the consumer, is a database builder for media clients, generating information about the consumer through promotional activities such as near-live interactions with celebrities, competitions, voting and games. For mobile marketing clients, LiveText enables spontaneous, interactive, and targeted communications in a dynamic environment.

Low Bid Auction: is a mobile SMS application where the winner of a reverse auction is the individual that offers the lowest unique bid. Once the pre-determined entry deadline lapses, the mobile auction closes automatically and the end-user offering the lowest unmatched (i.e., unique) bid wins and can purchase the item for the low price offered. The cost of each user’s unique bid may be set according to the value of the item being auctioned and users are informed upon placing a bid whether their bid is the current lowest unique bid. If so, they are again notified later if their bid has been bumped from the lowest unique bid so that they can try again. Each customer or client branded mobile auction is typically promoted for 2-4 weeks.

“Matchmaker” WAP dating allows users to participate via mobile phone through the transmission of a trigger WAP link, sent via shortcode. Once registered, members are able to update their profile, search the database, view search results, or view individual profiles with a photo. Revenue is generated by linking to a premium rate IVR line for users to listen to voice greetings and leave messages for other members.

Sales, Marketing and Distribution

We leverage our marketing experience and expertise as producers of materials that are ultimately published in the targeted media outlets. We maintain in-house customer service, print production, marketing and agency quality advertising and promotions resources. All collateral is produced camera ready by in-house creative and production specialists equipped to generate hundreds of pages for media publications per week.

Product Development and Technology

We have developed a leading-edge technology platform which is highly flexible, and scalable. Our platform allows for SMS, MMS, WAP delivery methods in a single environment.

Our mobile technology architecture services include:

g8wave Architecture	Application Services	Telephony Services	Web Services	Messaging Services
• Proprietary Software • Open Architecture Design • Industry Standard Interfaces • Enterprise Grade • Modular Application Design • Fully Integrated Infrastructure	• Microsoft.net Technology • XML, WML and HTML • ShowNTel (IVR Application Toolkit) • SQL Database Standard • Ease of Data Accessibility Between Apps • Standard Reporting Tools	• Telco Standard Protocols • SMPP For Mobile Test • Q931 Signaling Protocol For Voice • Dual Processor Definity G3 Pbx • ACD for Live Agents • Desktop SMS Interface	• 10Mb + 10 Mb Failover Connection • Industry Standard Firewall w/ Failover • Fully Resilient Web Server Cluster • WAP Servers for Mobile Content	• Industrial-Grade SMPP Gateway • Supports MMS/SMS Technology • Ringtones, Photos, Video • WAP Push Technology • 5 Million Messages Per Month & Scalable

Competition

We create and sell content and provide mobile applications and services. Our strategy is to make “going mobile” as easy as possible for our customers. We compete either directly or indirectly with content providers such as music and TV studios, music labels, mobile ring tone and mobile games providers; mobile application service providers that provide mobile products and services like iLoop, Enpocket and Mobliss; and mobile aggregators that provide direct connections to mobile carriers like mBlox; and mobile marketing providers that provide mobile promotions, programs and marketing services like Vibes and HipCricket.

We position and differentiate ourselves in our ability to bring together advertisers/sponsors and mobile communities and provide advertisers/sponsors a mobile channel to distribute their message and their products with the goal of simplifying the experience and reducing costs by providing a one-stop-shop mobile solution. We routinely partner with our competitors to complete or extend our mobile service offering, for example by providing co-sponsoring opportunities, which allows us access to content we do not own or distribution channels we do not have access to, while maintaining control of the customer relationship.

Customers

We use our messaging infrastructure to help, plan, create, and execute mobile campaigns for clients ranging from consumer brands to handset manufacturers.

We categorize our clients as either entertainment or business clients. Entertainment clients license content to us and participate in a revenue sharing agreements for revenue generated from that content. Entertainment clients include Metallica, 311, DMC, Linkin Park, Mandy Moore and Taylor Hicks.

Business clients include both brand and media clients. We offer mobile marketing services to brands such as Snapple, Newbury Comics and Qdoba. Media clients include newspaper groups such as: Archant, Johnston Press, Friday-Ad Ltd., Greater Manchester Newspapers and Kent Messenger; radio stations include Classic Gold Digital, GMG Radio, Wireless Group (including Talksport and Independent Local Radio) and Saga Radio; and TV stations include Cellcast, a UK broadcaster and production company, and Scottish Media Group, a regional broadcasting division of ITV with which we have mobile marketing agreements. Our other media clients include Sun Newspapers (part of News International), Local Sunday Newspaper Group and Worldwide Telemedia.

Intellectual Property

Our intellectual property is an essential element of our business. We use a combination of trademark, copyright, trade secret and other intellectual property laws, confidentiality agreements and license agreements to protect our intellectual property. It is our standard practice to require our employees and independent contractors to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

The following is a list of our registered trademarks, and trademarks for which we have filed applications. We do not have any patents.

Mark	Jurisdiction	Status
G8Wave	United States	Registered
G8Wave	EU (Community Trademark)	Registration published
g8	United States	Application pending Notice of Allowance granted
g8	EU (Community Trademark)	Application published
g8	India	Application accepted
Planet Cool	EU, United States	Application pending
PEG	EU, United States	Application pending

Government Regulation

We must abide by regulations imposed by government regulatory authorities in deploying our mobile marketing applications. The majority of regulations within the telecommunications industry that apply to mobile messaging and marketing are created by industry bodies producing codes of conduct that outline the rules that network operators, content providers, carriers, technology providers and advertisers must adhere to when providing telecommunication services to the public. These codes of conduct generally focus on protecting consumers against unwanted e-mails and communications being delivered to their mobile devices. We intend to thoroughly investigate the regulations imposed in each jurisdiction in which we intend to expand our business prior to commencing any marketing efforts in such jurisdiction. In some cases, the cost of compliance with a jurisdiction’s regulations may preclude us from providing our services to customers in such jurisdiction.

The following is a summary of the regulations in each of the jurisdictions in which we currently operate.

The Mobile Marketing Association (“MMA UK”) is the industry association responsible for mobile telecommunications marketing in the United Kingdom. The MMA UK’s code of conduct sets forth the practical mandatory standards and best practice guidelines relating to the provision and operation of mobile marketing services based on the MMA UK’s interpretation of current legislation in the United Kingdom. The MMA UK code was drafted in response to “The Privacy and Electronic Communications (EC Directive) Regulations, 2003,” which governs the rules for unsolicited communications and electronic marketing in the United Kingdom. Our applications are programmed to require that customers accept our standard terms and conditions of usage upon downloading any of our applications. Our standard terms and conditions of usage require that the customer confirm its agreement to comply with the MMA UK code. We are currently members of the MMA UK.

In the United States, the code of conduct prepared by the Mobile Marketing Association (“MMA US”) provides guidelines applicable to companies marketing products and services to consumers through voice, e-mail and SMS (short messaging service) & MMS (multimedia messaging services) communications, particularly with respect to the sending of unwanted communications to consumers. The code of conduct is divided into six categories: choice, control, customization, consideration, constraint and confidentiality and provides policies in each area that must be adhered to by suppliers of mobile services. We are currently members of the MMA US.

Property

We currently lease approximately 4,000 square feet and 6,000 square feet of office space in Boston, Massachusetts and London, England at monthly rents of approximately $9,500 and $13,000, respectively. The initial term of the Boston lease expires on February 28, 2011 and may be extended for an additional five-year period. The leases covering the London premises are for an initial ten-year term expiring on April 1, 2014. We currently believe that comparable space is readily available in these locations upon the termination of such leases. We believe our current facilities are adequate for our immediate and near-term needs.

Employees

As of October 2, 2007, we had 44 full time employees. None of our employees are represented by a labor union and we consider our employee relations to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Legal Proceedings

No legal proceedings are currently pending or, to our knowledge, threatened against us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

We anticipate that we will expend significant financial and managerial resources to the defense of our intellectual property rights in the future if we believe that our rights have been infringed. We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products or services infringe upon the intellectual property rights of third parties.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the members of our board of directors and our executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers serve at the discretion of the board.

Name	Age	Position
Habib Khoury	48	President and Chief Executive Officer
William E. Duke, Jr.	35	Chief Financial Officer
Shubhro Sen	49	Senior Vice-President and Managing Director, Asia Pacific Operations
Mark Challinor	46	Senior Vice-President and Managing Director, European Operations
Bradley M. Mindich	39	Chairman, Chief Strategy Officer, Secretary, Treasurer and Director
Chad Brownstein	34	Director
Leslie E. Bider	56	Director

Biographies

Habib Khoury has served as our President since November 2006 and as our Chief Executive Officer since March 2007. Prior to joining us, Mr. Khoury was an advisor to our company from April 2006 to July 2006 and assisted in the g8wave UK acquisition from TPI and structured the $7.5 million capital investment into g8wave, Inc. by ITU III and ITU III NM. Mr. Khoury was president and chief executive officer of Cemprus, Inc., a software, services and fault tolerant systems provider to global telecommunications companies, from 2002 to 2003, and of Process Software, Inc., a software and services provider to global 2000 companies, from 2001 to 2002. Prior thereto, from 2000 to 2001, Mr. Khoury was president and chief operating officer of Get2it, Inc., a consumer based Internet content and service business. Mr. Khoury served as senior vice president of operations for Medical Manager (NASDQ:MMGR) and its subsidiary CareInsite, Inc. (NASDQ:CARI), a healthcare content, services and technology company that managed online healthcare information and transactions over the Internet, and which is now part of WebMD, from 1997 to 2000. Prior to CareInsite, in 1995, Mr. Khoury was a co-founder of CareAgents, Inc., an Internet health care content and services company, which he sold to Synetic, Inc. (NASDQ:SNTC) before it was renamed Medical Manager. Prior thereto, Mr. Khoury served as chief information officer for Harvard Community Health Plan, as a senior executive of operations for Bioran Medical Laboratory (now part of Quest Diagnostics NYSE:DGX) and as chairman of the ITAA software division board. Mr. Khoury has a B.S. in Business Administration from Babson College.

William E. Duke, Jr. has served as our Chief Financial Officer since August 27, 2007. Prior thereto, Mr. Duke served as chief financial officer from August 2005 to August 2007, vice president, finance from January 2003 to July 2005 and director of finance from June 2001 to December 2002 of OTF Group, Inc., a strategy consulting company, where he was responsible for financial and accounting operations, investor relations, information systems and legal and administrative matters. Prior to OTF Group, Mr. Duke served as senior financial analyst at NerveWire, Inc., a business and IT consulting company, from June 2000 to May 2001, and at Oak Industries, Inc., a leading supplier of components to manufacturers and service providers in the communications industry, from May 1999 to May 2000. Mr. Duke also served as a senior accountant at Deloitte & Touche LLP, from August 1996 to April 1999. Mr. Duke is a CPA and holds a B.S. in accounting from Stonehill College and a M.B.A. from Bentley College.

Shubhro Sen, Ph.D. has served as our Senior Vice President and Managing Director, Asia Pacific Operations since September 2006. Dr. Sen has 20 years of management, consulting and entrepreneurial experience. An expert in brand management and multi-attribute decision making with a Ph.D. in Marketing, Dr. Sen has served as a consultant to major global corporations such as Apple Computer, P&G, Microsoft, Citibank, State Street and HP as well as on the faculties of universities such as the University of California at Berkeley and Northeastern. Dr. Sen was chief executive officer and executive publisher of FSO, LLC, a financial services outsourcing publication, from January 2003 to July 2005, president and chief executive officer of PowerShare, Inc., an investment management software and outsourcing services company from November 1999 to September 2003 and co-founder and chief executive officer of SR Research, Inc., a credit risk analytics and decision support company (now eCredit.com), from May 1992 to June 1995. Sen has served on the board of directors of the Mobile Marketing Association, Asia Pacific since December 2006. Dr. Sen holds a B.A. from St. Stephen’s College, Delhi University, a M.A. in International Relations from Jawaharlal Nehru University, New Delhi, a M.S. in Finance and International Business from the University of Illinois, Urbana-Champaign and a Ph.D. in Marketing and Strategic Management from the University of California, Berkeley.

Mark Challinor has served as our Senior Vice President and Managing Director, European Operations, since March 2007. Prior thereto from July 2005 to February 2007, Mr. Challinor served as managing director of Buzz Mobile Marketing Ltd., a mobile marketing agency with clients including The Times of London (UK), The Sydney Morning Herald (Australia) and The Times of India (India), and as a mobile marketing and media consultant from November 2004 to June 2005. Mr. Challinor’s served as group promotions manager at Associated Newspapers (publishers of Daily Mail, Mail on Sunday, Evening Standard and Metro newspapers) from March 1998 to October 2004. Mr. Challinor served as European president of The International Newspaper Marketing Association, a world-wide ideas sharing network for media companies, from 2004 to 2006, and has served on its international board since 2005. In 2006, Mr. Challinor received the newspaper industry’s highest honor, The Silver Shovel Award. Mr. Challinor is also former chairman of the UK’s professional marketing body, The Chartered Institute of Marketing, and currently is on the board of the UK’s Advertising Standard’s Authority/Code of Advertising Practice.

Bradley M. Mindich, our founder, has served as our Chairman and as a director since November 2005 and as our Chief Strategy Officer since April 2006. Mr. Mindich also served as our Chief Executive Officer from November 2005 to March 2007. From 1986, Mr. Mindich has served in various capacities at PMCG including as executive vice president from 2002 to 2006, and most recently, since January 2007, as president. Mr. Mindich has negotiated exclusive arrangements with multiple major content providers and partners as well as carriers and hardware vendors.

Chad Brownstein has served as a director since April 2006. Mr. Brownstein co-founded ITU Ventures in 2002 and shares responsibility for directing overall investment strategy and oversees day-to-day activities. Prior to founding ITU Ventures, Mr. Brownstein was a member of the Merchant Banking Division of Donaldson, Lufkin and Jenrette, Inc. (“DLJ”) Previously, he was employed in the investment banking division at DLJ, where he participated in public and private investment banking activities, including equity, debt and merger/advisory transactions. Mr. Brownstein serves as a director of Surfect Holdings, Inc. (OTCBB: SUFH.OB), a public company developer of tools for the semiconductor industry. Mr. Brownstein received a B.A. from Tulane and attended Columbia Business School.

Leslie E. Bider has served as a director since August 2006. Mr. Bider served as chairman and chief executive officer of Warner Chappell Music, Inc. from 1987 to 2005. During Mr. Bider’s tenure as chief executive officer, Warner Chappell’s revenues grew from a $30 million a year to over $500 million a year. Prior thereto from 1983 to 1987, Mr. Bider served as chief operating officer of Warner Bros. Music where he was responsible for its worldwide operations and involved in its global expansion, including the acquisition of the 20th Century Fox Music catalog, and from 1981 to 1987 Mr. Bider served as chief financial officer. Mr. Bider founded and was the managing partner of Bider & Montgomery, an accounting firm servicing the media and entertainment industry. Mr. Bider received his Masters Degree in Accounting from Wharton School at the University of Pennsylvania and a BS in accounting from the University of Southern California. Mr. Bider serves as the chairman of the Musicares Foundation for the Recording Academy and currently serves as a director and audit committee member of Douglas Emmett, Inc. (NYSE: DEI) and as a director of OSI Systems, Inc. (NASDAQ: OSIS). Mr. Bider received his Certified Public Accountant certificate from the State of California in 1975.

There are no family relationships among our directors and executive officers.

Board Committees

Audit Committee

We intend to establish an audit committee of the board of directors, which will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-B. The audit committee’s duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

We intend to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our stock option plans and recommend and approve grants of stock options under such plans.

Board Independence

Leslie Bider qualifies as an “independent” director as that term is defined by applicable listing standards of the NASDAQ Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Code of Ethics

We have adopted a code of ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer.

Director Compensation

We do not currently compensate our directors for acting as such, although we may do so in the future, including with cash or equity. We reimburse our directors for reasonable expenses incurred in connection with their service as directors. As of December 31, 2006, none of our directors received any compensation from us, except as set forth in the table below.

The following table sets forth director compensation as of December 31, 2006.

Name	Option Awards(1)	Total
Leslie E. Bider	$12,176	$12,176

(1)
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS” No. 123(R), Share Based Payments. Our policy and assumptions made in the valuation of share based payments are contained in Note 8 to our December 31, 2006 financial statements.

We granted Mr. Bider a ten-year option to purchase 166,725 shares of our common stock at an exercise price of $0.10, which option vested as to 16.6% of the number of shares subject to the option on August 1, 2006, 8.4% of the number of shares subject to the option vested on February 1, 2007 and 1/12 of the balance of such shares subject to the option vest and become exercisable on the last day of each three month period thereafter.

EXECUTIVE COMPENSATION

The table below sets forth certain information about the compensation paid, earned or accrued by our Chief Executive Officer and all other executive officers who received annual remuneration in excess of $100,000 during 2006 (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Other Annual Compensation ($)		Total ($)
Habib Khoury(1) Chief Executive Officer	2006	0	92,200	(4)	0
Bradley M. Mindich(2) Chairman and Chief Strategy Officer	2006	152,308	0		152,308
Sherman Atkinson(3) Chief Executive Officer	2006	126,923	174,174	(5)	301,097

(1)	Mr. Khoury has served as our President since November 2006.

(2)	Mr. Mindich served as our President and Chief Executive Officer from November 2005 until June 2006 and as our Chief Executive Officer from November 2006 until March 2007.

(3)	Mr. Atkinson served as our Chief Executive Officer from April 17, 2006 until October 13, 2006.

(4)	Represents payments made to Arthean LLC for consulting services rendered to us during 2006. Arthean LLC is owned by Mr. Khoury.

(5)	Includes an aggregate of $168,702 paid to Mr. Atkinson as severance, and an aggregate of $5,472 of health insurance premiums paid on Mr. Atkinson’s behalf.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2006, there were no outstanding equity awards held by any Named Executive Officer.

Equity Incentive Plan

We have adopted a 2007 Equity Incentive Plan (the “2007 Plan”) that provides for the grant of up to 4,725,000 shares of common stock, stock options, restricted stock, SARs, performance shares and stock units to directors, officers, consultants, advisors and employees who are in a position to make a significant contribution to our company and subsidiaries. Under the 2007 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code and non-qualified stock options, restricted stock, SARs, performance shares and stock units. The 2007 Plan is administered by our board of directors. As of October 2, 2007, there were outstanding options to purchase 963,513 shares of our common stock and restricted stock units covering 2,274,052 shares of common stock under the 2007 Plan (of which 804,846 restricted stock units have vested as of October 2, 2007).

Employment Agreements with Executive Officers

We have employment agreements with Messrs. Mindich, Khoury, Duke, Sen and Challinor.

We are a party to an employment agreement, dated April 21, 2006, with Bradley Mindich to serve as our Chairman and Chief Strategy Officer, pursuant to which Mr. Mindich is entitled to receive an annual salary of $225,000 and is required to devote at least 65% of his business time to us. The agreement is terminable “at will” upon 20 days prior notice and contains covenants not to solicit or compete during his term of employment and generally for two years thereafter.

We are a party to an employment agreement, dated April 2, 2007, with Habib Khoury which initial term expires on February 28, 2010 (and may be automatically renewed for successive one-year periods unless either party notifies the other of its desire not to renew 90 days prior to the then current term), to serve as our President and Chief Executive Officer, pursuant to which Mr. Khoury is entitled to receive an annual base salary of $280,000. The agreement also provides for (i) an annual bonus of up to 50% of Mr. Khoury’s then current base salary (ii) an initial grant of 300,000 fully vested restricted stock units each of which, when vested, entitle a holder thereof to one share of our common stock (“RSUs”), and (iii) the grant of RSUs representing 1,398,877 shares of our common stock, 349,719 of which RSUs vest on September 2, 2007 and the balance will vest in equal monthly installments during the initial term. In the event of a “change of control” (as defined in the agreement), Mr. Khoury will be entitled to (i) the immediate vesting of all RSUs issued under the agreement, and (ii) a severance payment equal to (A) twelve months base salary, and (B) an annual bonus of 50% of then current base salary, provided that Mr. Khoury agrees to remain in the employ of our company for 90 days after the change of control, if so requested. If Mr. Khoury is terminated by us without cause (as such term defined in the Agreement), Mr. Khoury will receive (i) his base salary and employee benefits for six months, (ii) a pro rata percentage of his bonus, and (iii) six month vesting acceleration of outstanding stock awards. The agreement contains covenants not to compete or solicit during the term of Mr. Khoury’s employment and for six months thereafter.

We are a party to an employment agreement, dated August 27, 2007, with William Duke with an initial term expiring on October 1, 2009 (and may be automatically renewed for successive one-year periods unless either party notifies the other of its desire not to renew 90 days prior to the then current term), to serve as our Chief Financial Officer, pursuant to which Mr. Duke is entitled to receive an annual base salary of $175,000. The agreement also provides for (i) an annual performance-based bonus of up to 20% of Mr. Duke’s then current base salary, at the discretion of our Chief Executive Officer and (ii) the grant of RSUs representing 166,725 shares of our common stock under the 2007 Plan. Such RSUs vest as to 25% of the shares subject thereto on August 27, 2008, and the balance in equal monthly installments over the next 36 months (subject to Mr. Duke remaining in our employ on such vesting dates). In the event of a “change of control” (as defined in the agreement), Mr. Duke will be entitled to (i) the immediate vesting of all RSUs issued under the agreement, and (ii) a severance payment equal to (A) twelve months base salary, and (B) an annual bonus of 20% of then current base salary, provided that Mr. Duke agrees to remain in the employ of our company for 90 days after the change of control, if so requested. If Mr. Duke is terminated by us without cause (as such term defined in the Agreement), Mr. Duke will receive (i) his base salary and employee benefits for six months, (ii) a pro rata percentage of his annual bonus, and (iii) six month vesting acceleration of outstanding RSUs. The agreement contains covenants not to compete or solicit during the term of Mr. Duke’s employment and for twelve months thereafter.

We are a party to an employment letter agreement, dated January 25, 2007, as amended by a letter agreement, dated July 10, 2007, with Mark Challinor to serve as our Senior Vice President and Managing Director of G8Wave UK pursuant to which Mr. Challinor is entitled to receive an annual base salary of £105,000. In addition, Mr. Challinor is eligible, at the discretion of our board of directors, for a (i) performance-based bonus based on a percentage of our company’s EBITDA as described in the agreement, and (ii) salary-based bonus of up to 20% of his base salary. Mr. Challinor is also entitled to receive 166,725 RSUs under the 2007 Plan. Such RSUs vest as to 25% of the shares subject thereto on January 25, 2008, and the balance in equal monthly installments over the next 36 months, subject to Mr. Challinor remaining in our employ on such vesting dates. Mr. Challinor’s employment may be terminated at any time by us for “cause” as described in the agreement. The agreement contains covenants not to solicit or compete during his employment and for six months thereafter.

We are a party to an employment letter agreement, dated August 12, 2006, as amended by a letter agreement, dated July 10, 2007, with Shubhro Sen to serve as our Senior Vice President and Managing Director, Asia Pacific Operations, pursuant to which Dr. Sen is entitled to receive an annual base salary of $190,000. In addition, Dr. Sen is eligible to receive (i) a performance-based bonus of up to 20% of his base salary. Dr. Sen is also entitled to receive 166,725 RSUs under the 2007 Plan. Such RSUs vest as to 25% of the shares subject thereto on August 12, 2007, and the balance in equal monthly installments over the next 36 months, subject to Dr. Sen remaining in our employ on such vesting dates. If Dr. Sen’s employment is terminated at any time by us without “cause” (as such term is described in the agreement), Dr. Sen will be entitled to receive continued salary, bonus and benefits for six months. The agreement contains covenants not to solicit or compete during his employment and for one year thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

g8wave, Inc. is a party to a five-year lease agreement, dated as of March 1, 2006 (the “Lease”) with Infort Realty Trust Two (“Infort”) pursuant to which we lease approximately 4,016 square feet of office space located at 126 Brookline Avenue, Boston, Massachusetts for monthly rental payments (i) $9,538 during the first year (ii) $9,538 during the second year (iii) $10,040 during the third year (iv) $10,542 during the fourth year and (v) $11,044 per during the fifth year of the Lease. In addition, in the event that operating expenses for the leased premises increase after 2006, we are required to make additional rent payments equal to 6.08% of the additional operating expenses per year to cover such increased expenses beginning in 2008. We have an option to extend the term of the Lease for an additional five-year period. Steven Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder’s father, is the President and the sole shareholder of Infort, Inc., the Trustee of Infort.

On April 21, 2006, g8wave, Inc. entered into a Series A Preferred Stock Purchase Agreement with ITU III, ITU III NM and Bradley Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder, pursuant to which we sold (i) an aggregate of 7,125,000 shares of our Preferred Stock for a purchase price of $7 million in cash and a convertible promissory note payable to ITU III in the principal amount of $50,000, and (ii) 47,500 shares of preferred stock to Bradley Mindich in consideration of a promissory note in the principal amount of $50,000 (the “Note”) from Bradley Mindich (the “Series A Financing”). The general partner of ITU III and ITU III NM is ITU Partners III, LLC, which is managed and wholly-owned by ITU Investment Management, of which Chad Brownstein, a director, is 50% owner and co-manager. All shares of preferred stock of g8wave, Inc. were exchanged in the Merger for shares of our common stock on a 1 for 1 basis.

On April 21, 2006, g8wave, Inc. loaned $50,000 to Bradley Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder under the Note in connection with Mr. Mindich’s purchase of g8wave, Inc.’s preferred stock. Interest accrued on the Note at an annual rate of 6%, with principal installments of $6,250 plus interest payable on the first day of February, May, August and November of each year, commencing on August 1, 2006 and ending on May 1, 2008. As of July 11, 2007, there was an aggregate of $31,250 of principal and interest outstanding under the Note, which outstanding amount was forgiven by g8wave, Inc. on such date.

On April 21, 2006, g8wave, Inc. entered into an asset purchase agreement with TP Corporation, a Massachusetts corporation (“TP Corporation”), pursuant to which we purchased TP Corporation’s intellectual property rights relating to the g8wave name and trademark and certain contracts listed therein for $100,000. TP Corporation is owned by Steven Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder’s father.

On April 21, 2006 g8wave, Inc. entered into a stock purchase agreement with TPI pursuant to which we purchased all of the shares of g8wave UK from TPI for $1.3 million. TPI is controlled by Stephen Mindich, Bradley Mindich’s father, and a trust controlled by Bradley Mindich.

On April 21, 2006, g8wave, Inc. entered into an asset purchase agreement with Tele-Publishing, Inc., a Massachusetts corporation (“Tele-Publishing”), pursuant to which we purchased certain assets, including equipment and contracts from Tele-Publishing for $100,000. Tele-Publishing is owned by Stephen Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder’s father.

On April 21, 2006, g8wave, Inc. entered into an investors’ rights agreement with ITU III, ITU III NM and Bradley Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder (which was terminated in part by a letter agreement, dated July 10, 2007, with the same parties) (“Investors’ Rights Agreement”), which currently provides for, among other things, certain demand and piggyback registration rights with respect to the shares of our common stock received by them in the Merger in exchange for their shares of Preferred Stock.

On July 10, 2007 g8wave, Inc. entered into a letter agreement with Bradley Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder, and ITU III and ITU III NM which agreement terminates certain agreements entered into with such parties in connection with the Series A Financing, and pursuant to which such parties agreed to waive any registration rights under the Investors’ Rights Agreement in connection with the Private Placement.

g8wave, Inc. is a party to a services agreement, dated as of April 21, 2006, with The Boston Phoenix Trust (“Phoenix Trust”) pursuant to which Phoenix Trust has agreed to provide us such telecommunications and technology, support services, personnel (including the services of our former interim Chief Financial Officer, Richard Gallagher) and equipment as we shall from time to time request to operate our business, for a monthly fee of $11,000. The agreement will automatically renew for successive one-year terms on each December 31 unless either party gives 30 days prior notice of its intention not to renew the agreement to the other party. Phoenix Trust is owned indirectly by Steven Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder’s father.

On August 1, 2006, g8wave, Inc. granted Mr. Bider, a director, a ten-year option to purchase 166,725 shares of its common stock at an exercise price of $0.10, which option vests as to 16.6% of the number of shares subject to the option on the date of grant, 8.4% of the number of shares subject to the option on the six-month anniversary of the date of grant, and 1/12 of the balance of such shares subject to the option vest and become exercisable on the last day of each three month period thereafter. As part of the Merger, this option was exchanged for an option to purchase our common stock under the 2007 Plan having substantially the same terms.

g8wave, Inc. is a party to a three-year Music Sector Agreement with the band Metallica, dated May 25, 2005, which provides for, among other things, the provision of our premium rate telephone services and premium text services and the right to use Metallica content in our services. Under the agreement, Metallica is entitled to royalty payments in accordance with the terms of the agreement and a stock appreciation right to receive 4% of the fair market value (as defined in the agreement) in excess of $1 million, of our company upon the occurrence of certain events described in the agreement. On July 11, 2007, Metallica agreed to waive its right to exercise its stock appreciation right upon the Merger. The agreement may be terminated by Metallica at any time, on 90 days notice, if Bradley Mindich’s relationship with us is terminated. Our obligations under the agreement are guaranteed by the Phoenix Trust. Phoenix Trust is owned indirectly by Steven Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder’s father.

We are a party to an amended and restated advisory agreement with Greenwave Partners LLC, a Colorado limited liability company (“Greenwave”), dated as of July 1, 2007 (the “Advisory Agreement”) pursuant to which Greenwave has agreed to provide financial and management advisory services to us in exchange for a monthly fee of $10,000 (the “Advisor’s Fee”) which fee accrues beginning August 13, 2007, but is not payable until June 2008. The Advisory Agreement provides for an initial one-year term commencing on the Commencement Date, and will automatically renew for successive one-year terms unless either party gives 30 days’ prior written notice to the other party of its desire not to renew. Chad Brownstein, a director, is a manager of Greenwave.

From time to time since g8wave, Inc.’s inception in November 2005 through the closing of the Merger, g8wave, Inc. entered into transactions with Phoenix Trust, directly or through its affiliates, for the provision of certain goods or services for which it reimbursed Phoenix Trust and its affiliates. g8wave, Inc. reimbursed Phoenix Trust, Tele-Publishing and PMCG LLC an aggregate of approximately $315,000, $45,000 and $130,000, respectively, for payroll expenses of approximately $335,000, employee benefits of approximately $125,000 and telephone aggregator fees of approximately $30,000 paid by them on our behalf or for our benefit. Phoenix Trust is owned indirectly and Tele-Publishing is owned by Steven Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder’s father. PMCG LLC is owned by Bradley Mindich and Stephen Mindich.

g8wave, Inc. is a party to an assignment and assumption agreement, dated July 16, 2007, with g8wave UK and 739 Mobile, Ltd. (“739 Mobile UK”), pursuant to which g8wave, Inc. and g8wave UK assigned all of their interest in, and 739 Mobile UK assumed all of the liabilities related to, certain adult-oriented content and royalties related to such content. In connection with such assignment, g8wave UK and 739 Mobile UK entered into a intercompany services and content delivery agreement, effective as of January 1, 2007, pursuant to which g8wave UK will (i) to the extent not assignable, sublicense certain third party licenses for adult-oriented content and (ii) provide certain payroll and human resources, office accommodation and office services and financial accounting services for £3,500 per month and 739 Mobile UK will, from time to time, provide the services of certain of its employees to g8wave UK for £2,781 per month. 739 Mobile UK is owned by 739 Mobile, LLC, a Massachusetts limited liability company which is owned by Bradley Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder, and Greenwave, of which Chad Brownstein, a director, is a manager and owner.

Bradley Mindich, our Chairman, Chief Strategy Officer, director and principal stockholder is the President of PMCG.

On August 14, 2007, pursuant to the terms of a restricted stock unit agreement, we granted Mr. Khoury fully vested RSUs for 300,000 shares of our common stock pursuant to the terms of his employment agreement.

On August 20, 2007, pursuant to the terms of a restricted stock unit agreement, we granted RSUs for 1,398,877 shares, 166,725 shares, 166,725 shares and 75,000 shares to Messrs. Khoury, Challinor, Sen and Gallagher, respectively, pursuant to the terms of their respective employment agreements or arrangements with us.

On September 10, 2007, we granted RSUs for 166,725 shares of our common stock to Mr. Duke pursuant to the terms of his employment agreement with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 2, 2007 by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to such shares of common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o g8wave Holdings, Inc., 126 Brookline Avenue, Suite 201, Boston, Massachusetts 02215. Shares of common stock subject to options, warrants, RSUs or other rights currently exercisable or exercisable within 60 days of October 2, 2007, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options and warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Habib Khoury	754,635	(3)	3.25	%(3)
Bradley M. Mindich	9,630,863	(4)	41.46%
Chad Brownstein	7,125,000	(5)	30.67%
Leslie E. Bider	72,941	(6)	*
Sherman Atkinson(7)	0		*
ITU Ventures III, LP	6,225,376		26.80%
All executive officers and directors as a group (7 persons)	17,635,542	(3)(4)(5) (6) (8)	75.92%

* Represents less than 1%.

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children, and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner. Unless otherwise noted, shares are owned of record and beneficially by the named beneficial owner.

(2)	Based on 23,227,824 shares issued and outstanding as of October 2, 2007 (consisting of 22,422,978 shares of common stock and 804,846 fully invested RSUs).

(3)	Represents shares issuable pursuant to RSUs.

(4)	Includes 83,363 shares issuable upon the exercise of stock options held by Mr. Mindich’s spouse.

(5)
Includes (i) 6,225,376 shares owned by ITU Ventures III, LP a Delaware limited partnership (“ITU III”), and (ii) 899,624 shares owned by ITU Ventures III NM, LP a Delaware limited partnership (“ITU III NM”), the general partner of which is ITU Partners III, LLC (“ITU Partners”), which is managed and wholly-owned by ITU Investment Management, LLC (“ITU Investment Management”), of which Mr. Brownstein is 50% owner and co-manager.

(6)	Represents shares issuable upon exercise of stock options exercisable within 60 days.

(7)	Mr. Atkinson served as our Chief Executive Officer from April 17, 2006 until October 13, 2006.

(8)	Includes 52,103 shares underlying vested RSUs held by Shubhro Sen (Senior Vice-President and Managing Director, Asia Pacific Operations) as of October 2, 2007 and 60 days thereafter.

SELLING STOCKHOLDERS

Up to 2,674,893 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	1,783,262 shares of common stock issued in a private placement; and

•	891,631 shares of common stock initially issuable upon the exercise of warrants issued in a private placement.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such stockholder’s name.

Beneficial ownership is determined in accordance with SEC rules. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 23,227,824 shares of common stock outstanding as of October 2, 2007(consisting of 22,422,978 shares of common stock and 804,846 fully vested RSUs).

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

RP Capital LLC(2)	49,998	(3)	49,998	(3)	-	-
EGATNIV, LLC(4)	99,996	(5)	99,996	(5)	-	-
Tom Hawkins	24,999	(6)	24,999	(6)	-	-
Dean Factor Sole and Separate Property	149,994	(7)	149,994	(7)	-	-
Phuong & Hong Tran	49,998	(3)	49,998	(3)	-	-
Mark S. Schwartz and Karen S. Schwartz	24,996	(6)	24,996	(6)	-	-
Bruce Parker	49,998	(3)	49,998	(3)	-	-
Michael Rubin	99,996	(5)	99,996	(5)	-	-
Andrew Alexander Yaffe	24,999	(6)	24,999	(6)	-	-
RLB LLC(8)	249,990	(9)	249,990	(9)	-	-
Gregg J. Wallace	99,996	(5)	99,996	(5)	-	-
Michael A. Pietrangelo	24,999	(6)	24,999	(6)	-	-
David J. Adelman	49,998	(3)	49,998	(3)	-	-
Wilshire Investments LLC(10)	249,990	(9)	249,990	(9)	-	-
Alan Horwitz	99,996	(5)	99,996	(5)	-	-
Brad and Allison Feinberg	49,998	(3)	49,998	(3)	-	-
SFIP G8Wave Investors LLC(11)	749,970	(12)	749,970	(12)	-	-
Alan D. Bleznak	24,999	(6)	24,999	(6)	-	-
Sandor Capital Master Fund, L.P. (13)	275,871	(9)	249,990	(9)	25,881	*
Gemini Master Fund, Ltd. (14)	249,990	(9)	249,990	(9)	-	-

* Less than 1%.

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933, as amended, or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)
Erick Richardson is the President of RP Capital LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of this selling stockholder. Mr. Richardson disclaims beneficial ownership of such shares.

(3)	Includes 16,666 shares of common stock issuable upon the exercise of warrants.

(4)
Seth Farbman is a member of Egatniv, LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of this selling stockholder. Mr. Farbman disclaims beneficial ownership of such shares.

(5)	Includes 33,332 shares of common stock issuable upon the exercise of warrants.

(6)	Includes 8,333 shares of common stock issuable upon the exercise of warrants.

(7)	Includes 49,998 shares of common stock issuable upon the exercise of warrants.

(8)
Bryan Zuriff is a member of RLB LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of this selling stockholder. Mr. Zuriff disclaims beneficial ownership of those shares.

(9)	Includes 83,330 shares of common stock issuable upon the exercise of warrants.

(10)
Kenneth Rickel is the general member of Wilshire Investments LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of this selling stockholder. Mr. Rickel disclaims beneficial ownership of those shares.

(11)
Barry S. Sternlicht is the managing member of SFIP G8Wave Investors LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of this selling stockholder. Mr. Sternlicht disclaims beneficial ownership of such shares.

(12)	Includes 249,990 shares of commons tock issuable upon the exercise of warrants.

(13)
John S. Lemak is the General Partner of Sandor Capital Master Fund, L.P. and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of this selling stockholder. Sandor Capital Master Fund, L.P. is an affiliate of WFG Investments, Inc., a registered broker-dealer. Sandor Capital Master Fund, L.P. bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(14)
Steven W. Winters is the President of Gemini Strategies LLC, the investment manager of Gemini Master Fund, Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Mr. Winters disclaims beneficial ownership of these shares.

DESCRIPTION OF SECURITIES

We are authorized to issue 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of October 2, 2007, there were 23,227,824 shares of common stock issued and outstanding (consisting of 22,422,978 shares of common stock and 804,846 fully vested RSUs) and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Certificate of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Stock Options

As of October 2, 2007, there were outstanding options to purchase an aggregate of 963,513 shares of our common stock, with exercise prices ranging from $0.10 to $0.14 per share, pursuant to the 2007 Plan.

Restricted Stock Units

As of October 2, 2007, there were outstanding restricted stock units for an aggregate of 2,274,052 shares of our common stock, 804,846 shares of which were vested, pursuant to the 2007 Plan.

Warrants

In connection with the Private Placement of our common stock and warrants completed on August 13, 2007 we issued warrants to purchase an aggregate of 891,631 shares of common stock to investors. Each warrant entitles the holder to purchase, subject to our right of redemption as described below, shares of our common stock at an exercise price of $2.25 per share, and will expire four years from the date of issuance. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder.

The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.

We may redeem the unexercised warrants included within the units sold in the Private Placement, for $0.05 per share of common stock underlying the warrants, upon 30 days prior written notice (the “Redemption Period”) to the holders; provided that (i) the closing sale price of our common stock on the principal national securities exchange where the common stock is listed or the average of the bid and asked price on the principal trading market where the common stock is approved for quotation equals or exceeds $4.00 per share for any 20-day calendar period and (ii) there is an effective registration statement covering the resale of the shares of common stock underlying the warrants. The holders may exercise the warrants during the Redemption Period. Upon redemption of the warrants, the holders will have no further rights with respect to the unexercised warrants, except the right to receive the redemption price.

In addition, in connection with the Merger, we issued a warrant to purchase 166,725 shares of our common stock at an exercise price of $0.10 per share, to the holder of a warrant to purchase g8wave, Inc. capital stock (the “g8wave Warrant”). The g8wave Warrant, which was issued August 1, 2006, had a term of three years and was exercisable for cash or by means of a cashless exercise. The new Company warrant issued to such warrant holder has substantially the same terms as the g8wave Warrant it replaced. The holder of the warrant has agreed not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of our securities for such period of time (not to exceed 180 days from the effective date of the registration with the SEC of shares issuable upon the exercise of the warrants) as may be requested by us.

Registration Rights

In connection with the Series A Financing, g8wave, Inc. provided “piggyback” and demand registration rights, in accordance with the terms of the Investors’ Rights Agreement, to ITU III, ITU NM and Bradley Mindich, the investors in the Series A Financing. Such registration rights have been waived by the investors with respect to the registration statement (of which this prospectus forms a part). The Investors’ Rights Agreement also limits the registration of our securities in certain circumstance without the approval of a majority of the holders of Registrable Securities (as such term is defined in the Investors’ Rights Agreement) and contains a “market standoff” provision (not to exceed 180 days), provided our officers, directors and 1% stockholders are also bound by such restriction.

In connection with the Private Placement, we entered into a subscription agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issued and the common stock issuable upon exercise of the warrants. Specifically, we agreed to file a registration statement (of which this prospectus forms a part) with the SEC registering for resale the shares of common stock and the shares of common stock issuable upon the exercise of the warrants sold in the Private Placement on or before October 12, 2007 and to cause such registration statement to be declared effective by the SEC on or before February 8, 2008.

In addition, we have agreed to maintain the effectiveness of the registration statement from the effective date until the earlier of (i) 24 months from the effective date of the registration statement or (ii) the date on which all securities registered under the registration statement (a) have been sold, or (b) are otherwise able to be sold pursuant to Rule 144, at which time exempt sales may be permitted for purchasers, subject to our right to suspend or defer the use of the registration statement in certain events.

If (i) the registration statement is not filed on or before October 12, 2007 or (ii) the registration statement is not declared effective by the SEC on or before February 8, 2008, then we are obligated to issue to each purchaser of units in the Private Placement that number of shares of our common stock equal to 1% of the number of shares purchased in the Private Placement up to a maximum of 10%, for each 30 day period we are late in filing the registration statement or registration statement is late in being declared effective.

Lock-up Agreements

All shares of our common stock held by our officers, directors and 10% stockholders (excluding any 10% stockholder that did not acquire shares in the Merger) of the Company (together with the shares held by their respective affiliates), are subject to lock-up agreements. These lock-up agreements provide that such stockholders may not sell or transfer any of their shares for a period of 12 months following the closing of the Private Placement without the consent of the holders of a majority of the shares purchased in the Private Placement.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of our By-laws are intended to strengthen our board of director’s position in the event of a hostile takeover attempt. These provisions have the following effects:

•
they provide that only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals.

We are also subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer, Corp., 7069 S. Highland Drive, Suite 300, Salt Lake City, Utah 84121. We serve as warrant agent for the outstanding warrants.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act of 1933, as amended;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers who may, in turn, engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders; however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

We will indemnify and we may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act of 1933, as amended, in accordance with the subscription agreement.

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

EXPERTS

The financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005, included in this prospectus have been audited by Sherb & Co., LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Access to those electronic filings is available as soon as practicable after filing with the SEC. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 126 Brookline Avenue, Suite 201, Boston Massachusetts 02215, Attention: Habib Khoury, Chief Executive Officer.

g8wave, Inc. Interim Financials (Unaudited)

g8wave Holdings, Inc. Pro Forma Combined Balance Sheet (Unaudited)

Introduction to Unaudited Pro Forma Combined Financial Statements	F-34

Pro Forma Combined Balance Sheet at June 30, 2007	F-36

Notes to Unaudited Pro Forma Combined Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
g8wave, Inc.
Boston, Massachusetts,

We have audited the accompanying consolidated balance sheets of g8wave, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of g8wave, Inc. as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
August 1, 2007

g8wave, Inc.
Consolidated Balance Sheets
December 31,

	2006	2005
Assets

Current Assets:
Cash	$4,081,176	$539,662
Accounts receivable, trade	1,506,415	1,552,927
Prepaid expenses	257,377	166,784
Due from affiliates	-	210,163
Corporation tax refund receivable	77,639	-
Deferred tax asset	37,209	53,830
Other assets	29,750	-

Total current Assets	5,989,566	2,523,366

Property, plant, and equipment	1,871,092	1,546,138
Accumulated depreciation	(1,571,864)	(1,252,544)
Net property, plant and equipment	299,228	293,594

Total Assets	$6,288,794	$2,816,960

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	$1,872,500	$1,605,604
Deferred revenue	25,500	-
Due to affiliates	156,794	-

Total current liabilities	2,054,794	1,605,604

Stockholders' Equity:
Common stock, $.0000001 par value: 25,000,000 shares authorized;
9,500,000 shares issued and outstanding	1	1
Preferred Stock, $.0000001 par value; 7,550,000 shares authorized;
7,172,500 shares issued and outstanding	7,465,995	-
Notes receivable, stockholder	(37,888)	-
Additional paid-in-capital	26,575	-
Accumulated other comprehensive loss	(33,665)	(162,161)
Accumulated earnings (deficit)	(3,187,018)	1,373,516

Total Stockholders' Equity	4,234,000	1,211,356

Total Liabilities and Stockholders' Equity	$6,288,794	$2,816,960

See accompanying notes to consolidated financial statements

g8wave, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005
Revenue	$9,480,246	$14,115,360

Cost of Sales	6,271,747	9,746,777

Gross Profit	3,208,499	4,368,583

Operating Expenses:
Administration	2,848,866	1,089,842
Sales and marketing	1,105,290	842,806
Information technology	1,103,396	759,422
Operations	779,486	584,115
Finance	329,348	253,288
Corporate	212,590	94,326
Depreciation and amortization	237,458	141,626
Total Operating Expenses	6,616,434	3,765,425

Operating (Loss) Income	(3,407,935)	603,158

Non-Operating Items:
Interest income	143,087	11,537

(Loss) income before provision for income taxes	(3,264,848)	614,695

Provision for income taxes	4,314	(226,130)

Net (Loss) Income	(3,260,534)	388,565

Other Comprehensive Income:
Foreign currency translation adjustment	128,496	(162,161)

Comprehensive (Loss) Income	$(3,132,038)	$226,404

See accompanying notes to consolidated financial statements

g8wave, Inc.
Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity
For the Years Ended December 31, 2006 and 2005

	Series A Convertible
	Redeemable Preferred Stock		Common Stock
	Shares	Amount	Shares	Par Value	Notes Receivable, Stockholder	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Earnings (Deficit)	Total Stockholders' Equity
Balance December 31, 2004	-	$-	-	$-	$-	$-		$1,318,860	$1,318,860

Issuance of stock in g8wave, Inc. November 4, 2005			1,000	1					1

Dividends								(333,909)	(333,909)

Net income								388,565	388,565

Foreign currency translation adjustments							(162,161)		(162,161)

Balance December 31, 2005	-	-	1,000	1	-	-	(162,161)	1,373,516	1,211,356

Common Stock split 9,500-for-1 under securities purchase agreement dated April 21, 2006			9,499,000	-					-

Issuance of stock under securities purchase agreement dated April 21, 2006	7,172,500	7,550,000			(50,000)				7,500,000

Issuance costs associated with securities purchase agreement dated April 21, 2006		(84,005)							(84,005)

Purchase of stock of g8wave, Ltd. recorded as dividend								(1,300,000)	(1,300,000)

Issuance of stock options to employees						26,575			26,575

Principal payments received on note receivable, stockholder					12,500				12,500

Interest receivable on note receivable, stockholder at December 31, 2006					(388)				(388)

Net loss								(3,260,534)	(3,260,534)

Foreign currency translation adjustments							128,496		128,496

Balance, December 31, 2006	7,172,500	$7,465,995	9,500,000	$1	$(37,888)	$26,575	$(33,665)	$(3,187,018)	$4,234,000

 See accompanying notes to consolidated financial statements

g8wave, Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2006 and 2005

	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$(3,260,534)	$388,565
Adjustments to reconcile net (loss) income to net cash
flows from operating activities:
Depreciation and amortization	237,458	141,626
Compensation expense - stock options and warrants	26,575	-
Changes in operating assets and liabilities:
Accounts receivable, trade	243,805	(47,022)
Prepaid Expenses	(69,528)	(22,450)
Depositsz	(29,750)	-
Stockholder interest receivable	(388)	-
Corporation tax refund receivable	(73,026)	-
Deferred income tax	22,645	11,573
Accounts payable and accrued expenses	59,019	(1,019,846)
Deferred revenue	25,500	-
Total adjustments	442,310	(936,118)
Net cash used in operating activities	(2,818,224)	(547,553)

Cash Flows From Investing Activities:
Purchase of trademark	(100,000)	-
Property and equipment expenditures	(110,841)	(135,892)
Principal payments received on note receivable, stockholder	12,500	-
Net cash flow used in investing activities	(198,341)	(135,892)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	1	-
Proceeds from issuance of preferred stock	7,500,000	-
Issuance costs related to preferred stock	(84,005)	-
Payment of dividends	(1,300,000)	(353,255)
Due from/to affiliates	371,144	(108,410)
Net cash flow provided by (used in) financing activities	6,487,140	(461,665)

Effect of exchange rate changes on cash	70,940	(139,612)

Net Increase (Decrease) in Cash	3,541,514	(1,284,722)

Cash, Beginning of Year	539,662	1,824,383

Cash, End of Year	$4,081,176	$539,661

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$4,391	$-
Noncash Investing Activities:

Note receivable, stockholder	$50,000	$-

See accompanying notes to consolidated financial statements

g8wave, Inc.
Notes to Consolidated Financial Statements

1.            Nature of Business

g8wave, Inc. (the “Company”) was incorporated in the State of Delaware on November 4, 2005 and commenced operations in early 2006. The Company and its subsidiary is a worldwide integrated, mobile media company and provider of interactive entertainment, social networking technologies and community services to the mobile market. The Company maintains its headquarters in Boston, Massachusetts and its operations center in London, England.

The Company is subject to risks common to emerging, technology-oriented companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, and the need to obtain adequate financing to fund future operations

The Company’s financial statements have been prepared on the basis of continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business.

Management expects operating losses and negative cash flows to continue for the foreseeable future because of costs and expenses related to selling and marketing of its services, continued development of the Company’s technology, and development of relationships with other businesses. Failure to generate sufficient revenues or raise additional financing would have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives.

2.            Basis of Presentation and Consolidation

The accompanying consolidated financial statements present the results of operations of the Company’s U.S. parent and U.K. subsidiary for the years ended December 31, 2006 and 2005. All material inter-company accounts and transactions between the Company and its subsidiary have been eliminated in consolidation.

The Company acquired the stock of g8wave, Ltd. on April 21, 2006 from an entity controlled by a relative of the founding stockholder. The purchase was recorded as a dividend by the Company and the historical financial information of the acquired company has been consolidated into the financial statements as presented.

3.            Summary Significant Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition - The Company’s revenue is derived primarily from telecommunications arrangements and from mobile marketing services. The Company applies the guidelines for revenue recognition established in SEC Staff Accounting Bulleting No. 104 “Revenue Recognition in Financial Statements.” These guidelines establish that revenue can only be recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured.

g8wave, Inc.
Notes to Consolidated Financial Statements

Revenue is recognized as services are provided for telecommunications arrangements. Revenue from mobile marketing services is recognized on the completed-contract basis when the services are completed and accepted by the customer. The completed-contract method is used because the Company’s contracts for these types of services are typically either short-term in duration or management is unable to make reasonably dependable estimates of the costs of the contracts.

Deferred revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

Cash and Cash Equivalents— The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2006, the Company did not have any investments with maturities greater than three months.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution.

Accounts Receivable - Accounts receivable are reported at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2006, there was no allowance for doubtful accounts.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist of accounts receivable. The Company maintains its temporary cash in highly rated financial institutions. The Company periodically assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

Fair Value of Financial Instruments - The carrying amounts of the Company’s financial instruments, which includes, accounts payable, accrued expenses, and equity instruments, approximate their fair value.

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Depreciation is provided using the straight-line method over their estimated useful lives, usually 3 to 5 years.

Intangible Assets - Identifiable intangible assets consist of a trademark. This trademark is recorded at cost. This trademark is not subject to amortization as that it has an indefinite life, but is subject to annual assessment, at a minimum, for impairment by applying a fair-value based test.

g8wave, Inc.
Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets - The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets. SFAS No. 144 requires that the Company review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its disposition value is less than the carrying amount. The Company evaluated the trademark at December 31, 2006 and determined that the carrying amount of the trademark was impaired and as such recorded impairment on the intangible asset to bring its recorded value down to zero.

Stock-Based Compensation—The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as supplemented by the interpretation provided by SEC Staff Accounting Bulletin No. 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995.) Under this method, the fair value of all common stock granted or modified after adoption must be recognized in the statement of operations and total compensation cost related to non-vested awards not yet recognized, determined under the original provisions of SFAS 123, must also be recognized in the statement of operations.

Income Taxes - The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities reflect the impact of temporary differences between amount of assets and liabilities for financial reporting purposes and such amounts as measured under enacted tax laws. A valuation allowance is required to offset any net deferred tax assets if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Foreign Currency Translation - For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenue, expenses, and cash flows are translated at the average exchange rate for the period to approximate translation at the exchange rate prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of December 31, 2006 and 2005 the exchange rate for the United Kingdom Pound was $1.9591 U.S. and $1.7208, respectively, for ₤1.00.

The functional currency of the Company’s U.K. subsidiary is the local currency. The financial statements of the subsidiary are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and the average rate of exchange for the period for revenue, costs and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.

g8wave, Inc.
Notes to Consolidated Financial Statements

4.            Property and Equipment

Property and equipment consists of the following at December 31:

	2006	2005
Computer equipment	$1,248,890	$1,021,614
Software	403,880	$338,377
Furniture and fixtures	139,730	117,116
Leasehold Improvements	78,592	69,031
	1,871,092	1,546,138

Less: accumulated depreciation and amortization	(1,571,864)	(1,252,543)

Net book value	$299,228	$293,595

Depreciation expense for the years ended December 31, 2006 and 2005 was $137,458 and $141,626, respectively.

5.            Redeemable Convertible Preferred Stock

The Company has authorized 7,550,000 shares of $.0000001 par value convertible preferred stock of which 7,172,500 shares were issued and outstanding at December 31, 2006.

The terms of the Series A Convertible Preferred Stock are as follows:

Voting

The holders of the Series A Convertible Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each Preferred Stock is convertible at the time of such vote.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends, payable in preference and priority to any payment of any dividend on common stock. No dividends shall be made with respect to the common Stock until all declared dividends on the Series A Preferred Stock have been paid. The rate of such dividend shall be 8% per annum of the Original Issue Price and shall be distributed ratably among all holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Sock held by such holders. The right to such dividends shall not be cumulative and no right shall accrue to holders of Preferred Stock because dividends are not declared in any year. No dividends on the Series A Preferred Stock have been declared or paid by the Company through December 31, 2006.

g8wave, Inc.
Notes to Consolidated Financial Statements

Conversion

Each share of Series A Preferred Stock, at the option of the holder, is convertible into a number of fully paid shares of common stock based upon a conversion calculation as defined. Conversion is automatic immediately upon the earlier of i) the written consent or agreement of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, voting together as a single class or ii) closing of a firm commitment underwritten public offering in which the public offering (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) aggregate proceeds raised exceeds $20 million, provided that the offering price per share is not less than $5.00 per share.

The number of shares of common stock by which each share of Series A Preferred Stock shall convert is determined by dividing $1.0526315 per share (subject to adjustment from time to time for recapitalizations) by $1.0526315 (subject to adjustment from time to time for recapitalizations).

Redemption

The holders of the Series A Preferred Stock have redemption rights beginning on April 15, 2011. Any holder of Series A Convertible Preferred Stock may require the Company to redeem all of the shares of Series A Convertible Preferred Stock held by such holder at a price equal to the original Series A issuance price plus any adjustments for recapitalizations.

If the Company does not have sufficient funds legally to redeem all the shares of Series A Preferred Stock requested to be redeemed at the Redemption Date, then the Company shall redeem such shares ratably to the extent possible and shall redeem the remaining shares as soon as sufficient funds are legally available.

6.            Common Stock

In April 2006, the Company’s Board of Directors declared a 9,500-for-1 split of the outstanding common stock, pursuant to which one share of common stock outstanding and held by the stockholders of record was split into 9,500 shares of common stock. In addition, the Board of Directors increased the authorized number of shares of common stock from 1,000,000 shares to 25,000,000 shares.

At December 31, 2006 the Company had 25,000,000 shares of voting common stock authorized, $.0000001 par value, of which 9,500,000 shares were issued and outstanding. In addition, at December 31, 2006, the Company has reserved 7,697,684 shares of common stock for the conversion of Series A Preferred Stock, and the exercise of warrants and stock options.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

7.            Restricted Stock

During 2006, the Company placed the following restrictions on 50% of the founding stockholder’s stock:

1.) For so long that the founding stockholder is employed by the Company, commencing on May 21, 2006, 1/24 of the shares of restricted stock will cease to be restricted at the end of each following month.

g8wave, Inc.
Notes to Consolidated Financial Statements

2.) Other than transfers to immediate family as defined by the “Co-Sale and Right of First Refusal Agreement”, restricted stock may not be transferred except as set forth in the “Co-Sale and Right of First Refusal Agreement”.

3.) If the employment of the founding stockholder is terminated for other than good reason, the shares of restricted stock on the date of such termination shall be subject to a right of repurchase by the Company at the par value thereof. Out of the 4,750,000 original shares of restricted stock 1.385,417 shares ceased to be restricted as of December 31, 2006.

8.             Stock Option and Grant Plan

In 2006, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) that provides for the issuance of common stock and restricted stock of the Company or to grant incentive stock options “ISOs” or non qualified stock options for the purchase of common stock. Options vest in accordance with the provision of the Plan commencing on the date of grant at a price not less than fair market value as determined by the Board of Directors at the date of the grant. The term of the options is 10 years and the exercise price of incentive stock options can be no less than 100% of fair value per share of the Company’s common stock on the date of grant. Any individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company shall not be eligible under the plan unless (i) the exercise price of the option is at least 110% of the fair market value of a share on the date of grant, (ii) the purchase price (if any) is at least 100% of the fair market value of a share on the date of purchase, and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant. Options generally vest over five years. The number of shares reserved for stock awards under the Plan is 2,641,541 at December 31, 2006. No options were exercised as of December 31, 2006.

There were no transactions in the Plan during 2005. A summary of the stock option activity under the Plan for the year ended December 31, 2006 is as follows:

		Weighted
	Number of stock options	average exercise price

Outstanding at January 1, 2006	0	0.00

Granted	358,459	0.10

Outstanding at December 31, 2006	358,459	$0.10

The weighted average fair value of options granted in 2006 was $0.10. No options were granted in 2005.

g8wave, Inc.
Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
$ 0.10	358,459	9.80	$0.10	202,043	$0.10

A summary of activity related to non-vested stock options as of December 31, 2006 is indicated in the following table:

Nonvested at January 1, 2006	-	-

Granted	358,459	0.10
Vested	(202,043)	0.10
Cancelled	-	-

Nonvested at December 31, 2006	156,416	$0.10

The Company recognized $14,399 of compensation expense related to vested share-based awards in 2006. As of December 31, 2006, there was an additional $11,779 of total unrecognized compensation cost related to unvested share-based awards. This cost is expected to be recognized over a weighted average period of approximately three years.

The fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows at December 31, 2006 and 2005:

	2006	2005

Risk-free interest rate	4.75	N/A
Expected volatility	120%	N/A
Expected life of option	5 years	N/A
Expected dividend yield	0%	N/A

9.             Common Stock Warrants

The Company had outstanding 166,725 warrants to purchase common stock at December 31, 2006. Each warrant entitles the holder to purchase one share of common stock at $0.10 per share. The warrants expire on August 1, 2009. The Company recognized $12,176 of compensation expense related to the stock warrant grant in 2006.

g8wave, Inc.
Notes to Consolidated Financial Statements

The fair value of warrants on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows at December 31, 2006 and 2005:

	2006	2005

Risk-free interest rate	4.75	N/A
Expected volatility	120%	N/A
Expected life of option	5 years	N/A
Expected dividend yield	0%	N/A

10.          Note Receivable, Stockholder

During April 2006, the Company loaned the founding stockholder $50,000 in connection with the issuance of the Series A Convertible Preferred Stock. Principal and accrued interest is to be repaid in quarterly installments with final payment due in May 2008. Interest on the outstanding balance is accrued at an annual rate of 6.00% and totaled $1,872 as of December 31, 2006. As of December 31, 2006, the outstanding principal balance totaled $37,500. Interest receivable at December 31, 2006 on the note totaled $388.

11.         Income Taxes

The following represents a reconciliation between the expected statutory Federal rate of 35% to the actual tax rate in the financial statements:

2006

Income tax (benefit) based on expected tax rate	$(1,142,697)
State tax (benefit), net of Federal effect	(195,891)
Permanent difference (primarily meals and entertainment)	25,153
US tax rate in excess of UK tax rate	8,404
Benefit of UK loss carried back	26,959
Benefit of US loss not recognized	1,282,386

Net income tax	$4,314

g8wave, Inc.
Notes to Consolidated Financial Statements

The following is a schedule of the Company’s deferred tax assets and liabilities as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Accounts payable	$41,926	$-
Deferred revenue	10,455	-
Accrued expenses	77,205	-
Depreciation	36,616	53,830
Stock options and warrants	10,896	-
Net operating loss	1,156,795	-
	1,333,893	53,830
Deferred tax liabilities
Accounts receivable	13,598	-
Accrued expenses	41,699	-
	55,297	-

	1,278,596	53,830
Valuation allowance	(1,241,387)	-

Net deferred tax asset	37,209	53,830

For U.S. income tax purposes the Company uses the cash method of accounting.

At December 31, 2006 and 2005 the Company has federal net operating loss carry forwards of approximately $2,821,000 and $0 respectively, which expire in 2026 for federal tax purposes and 2011 for state tax purposes.

Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryfowards which could be used annually to offset future taxable income. The amount of any annual limitation is determined based upon the Company’s value prior to an ownership change.

g8wave, Inc.
Notes to Consolidated Financial Statements

12. Commitments

The Company leases its London, England office space under non-cancelable operating leases that expire on April 1, 2009. Total rent expense under these operating leases was approximately $148,678 and $146,867 for the years ended December 31, 2006 and 2005, respectively.

Future minimum lease payments under non-cancelable operating leases as of
December 31, 2006 and 2005 are as follows:

Year	Operating Lease
2006	$148,678
2007	$158,054
2008	$158,054
2009	$39,513

The Company leases its Boston, Massachusetts office space from an entity controlled by a relative of the founding stockholder of the Company under terms of a lease that expire February 2011. Minimum lease payments are subject to annual increases.

At December 31, 2006, the future minimum lease payments under this operating lease are as follows:

Year Ending December 31:	Amount
2007	$114,456
2008	119,476
2009	125,500
2010	131,524
2011	22,088
$513,044

The lease also provides for additional rent in the form of a proportionate share of real estate taxes and operating costs during the lease term. Rent and facility expense for this operating lease totaled approximately $95,380 for the year ended December 31, 2006. Prepaid expenses included one month of rent totaling $9,538 for the year ended December 31, 2006.

g8wave, Inc.
Notes to Consolidated Financial Statements

Additionally, during 2006, the Company leased office space in the U.S. from an unrelated party. This lease required payments of $2,239 per month and expired in October of 2006. Total rent expense for the lease was $6,717 for the year ended December 31, 2006.

13.          Related Party Transactions

Related parties controlled through common ownership are as follows:

The Boston Phoenix Trust
Infort, Inc.
Stuff Magazine, LLC
Tele-Publishing of Canada, LLC
Tele-Publishing, Inc.
TP Corporation
TPI International LP

Operations
The Company makes non-interest bearing advances to and from related entities and charges fees and expenses in the normal course of business for management and other administrative services. The balance due to these entities as of December 31, 2006 was $156,974 and due from these entities as of December 31, 2005 was $210,163.

Transition Services Agreement
Management fees are paid to The Boston Phoenix Trust pursuant to a year-to-year service and facilities agreement. The fee is based on the Company’s allocable share of personnel, facilities, and equipment costs incurred by The Boston Phoenix Trust on its behalf. Total management fees paid to The Boston Phoenix Trust for the year ended December 31, 2006 amounted to $99,000. Prepaid management fees paid to The Boston Phoenix Trust as of December 31, 2006 amounted to $11,000.

g8wave, Ltd. acquisition
On April 21, 2006 the Company acquired all the outstanding capital stock of g8wave, Ltd. from an entity controlled by a relative of the founding stockholder for $1,300,000. The payment was recorded as a dividend by the Company.

Trademark acquisition
On April 21, 2006, the Company acquired the “g8wave” trademark and related intellectual property from an entity controlled by a relative of the founding stockholder for $100,000. The Company wrote off the payment of the trademark by December 31, 2006.

Other assets acquisition
On April 21, 2006, the Company acquired assets, consisting of account receivable and prepaid expenses, from an entity controlled by a relative of the founding stockholder for $100,000. The deal also included forgiveness of debt owed by the Company to the entity. The total net book value of the assets received by the Company, including the forgiveness of debt, was $301,327. The Company wrote down the value of the prepaid assets by $201,327 upon the recording of the transaction.

g8wave, Inc.
Notes to Consolidated Financial Statements

14.          Concentrations

Significant Sources of Revenue
Significant sources of revenue are derived from the Company’s relationships with wireless carriers. The failure to successfully negotiate agreements with such wireless carriers on favorable terms or to maintain such relationships could have a materially adverse effect on revenues. The Company considers its mobile content distribution to be concentrated when a single carrier accounts for more than 25% of the total gross revenue generated from usage.

Concentration of Credit Risk
The Company has potential concentration of credit risk, in that, at times, it may maintain deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

15.          Subsequent Events

Employment Agreement
On April 2, 2007 the Company entered into an employment agreement with Habib Khoury to employ Mr. Khoury as the Company’s President and Chief Executive Officer. The term of the agreement extends to February 28, 2010. Mr. Khoury’s base salary during the term is $280,000 per year and he is eligible to receive an annual performance bonus of up to 50% of the base salary. Additionally, in connection with the Company’s proposed Reverse Merger and Public Offering, Mr. Khoury is entitled to receive restricted stock units equal to, in total, 300,000 shares of common stock and 6% of the outstanding shares of the Company immediately following the merger.

Stock Options
On January 10, 2007 the Company granted options under the 2006 Stock Option and Purchase Plan (the “Plan”) to P.J. Shapiro, a consultant to the Company. Mr. Shapiro was granted options to purchase 83,363 shares of common stock at an exercise price of $0.10 per share.

On March 23, 2007 the Company increased the number of shares available for grant under the Plan by 225,000

On April 17, 2007 the Company granted options under the Plan to three employees. The employees were granted options to purchase a total of 70,000 shares of common stock at an exercise price of $0.12 per share.

On July 10, 2007 the Company granted options under the Plan to employees, consultants and advisors. They were granted options to purchase a total of 385,000 shares of common stock at an exercise price of $0.14 per share.

Advisory Agreement
On July 1, 2007 the Company entered into an advisory agreement with Greenwave Partners LLC, (“Greenwave”) whereby Greenwave would provide certain financial, strategic and advisory services to the Company in exchange for a consulting fee of $10,000 per month. The engagement would not commence unless and until the reverse-merger closes and the Company receives equity financing from unaffiliated third parties of at least $2.0 million after July 1, 2007 and prior to January 1, 2008.

g8wave, Inc.
Notes to Consolidated Financial Statements

Notes Receivable, Shareholder
On July 11, 2007 the Company agreed to forgive the outstanding balance of the loan to the founding shareholder. The balance of the loan at the time of the forgiveness was $31, 250.

g8wave, Inc.
Consolidated Balance Sheet
June 30, 2007
(Unaudited)

Assets
Current Assets:
Cash	$1,747,540
Accounts receivable, trade	892,650
Prepaid expenses	1,107,876
Due from affiliates	116,964
Deferred tax asset	38,060
Other assets	4,750

Total current Assets	3,907,840

Property, plant, and equipment	1,941,969
Accumulated depreciation	(1,687,490)
Net property, plant and equipment	254,479

Total Assets	$4,162,319

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	1,793,737
Deferred revenue	29,500

Total current liabilities	1,823,237

Stockholders' Equity:
Common stock, $.0000001 par value: 25,000,000 shares authorized; 9,650,000 shares issued and outstanding	1
Preferred Stock, $.0000001 par value; 7,172,500 shares authorized; 7,172,500 shares issued and outstanding	7,465,995
Notes receivable, stockholder	(32,014)
Additional paid-in-capital	45,566
Accumulated other comprehensive income	(21,917)
Accumulated (deficit) earnings	(5,118,549)

Total Stockholders' Equity	2,339,082

Total Liabilities and Stockholders' Equity	$4,162,319

See accompanying notes to consolidated financial statements

g8wave, Inc.
Consolidated Statements of Operations
For the Six Months Ended June 30,
(Unaudited)

	2007	2006
Revenue	$3,785,212	$4,826,701

Cost of Sales	2,496,168	3,259,277

Gross Profit	1,289,044	1,567,424

Operating Expenses:
Administration	1,448,589	1,149,848
Sales and marketing	493,824	669,545
Information technology	611,183	518,901
Operations	409,498	385,518
Finance	109,610	140,103
Corporate	127,341	73,666
Depreciation and amortization	78,604	62,964
Total Operating Expenses	3,278,649	3,000,545

Operating Loss	(1,989,605)	(1,433,121)

Non-Operating Items:
Interest income	62,534	33,810

Loss before provision for income taxes	(1,927,071)	(1,399,311)

Provision for income taxes	(4,460)	50

Net Loss	(1,931,531)	(1,399,261)

Other Comprehensive Income
Foreign currency translation adjustment	11,748	(13,893)

Comprehensive Loss	$(1,919,783)	$(1,413,154)

See accompanying notes to consolidated financial statements

g8wave, Inc.
Consolidated Statements of Cash Flows
For the Six Months ended June 30, 2007 and 2006
(Unaudited)

	2007	2006
Cash Flows From Operating Activities:
Net loss	$(1,931,531)	$(1,399,261)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	78,604	62,964
Issuance of stock in exchange for consulting services	16,500	-
Compensation expense - stock options and warrants	2,491	-
Changes in operating assets and liabilities:
Accounts receivable, trade	636,214	331,084
Prepaid Expenses	(847,208)	(214,340)
Deposits	25,000	(25,174)
Stockholder interest receivable	(376)	-
Corporation tax refund receivable	78,063	-
Accounts payable and accrued expenses	(108,981)	67,708
Deferred revenue	4,000	-
Total adjustments	(115,693)	222,242
Net cash used in operating activities	(2,047,224)	(1,177,019)

Cash Flows From Investing Activities:
Purchase of trademark	-	(100,000)
Property and equipment expenditures	(29,121)	(41,617)
Principal payments received on note receivable, stockholder	6,250	-
Net cash flow used in investing activities	(22,871)	(141,617)

Cash Flows From Financing Activities:
Proceeds from issuance of preferred stock	-	7,500,000
Payment of dividends	-	(1,300,000)
Due from/to affiliates	(278,884)	318,134
Net cash flow provided by (used in) financing activities	(278,884)	6,518,134

Effect of exchange rate changes on cash	15,343	31,486

Net (Decrease) Increase in Cash	(2,333,636)	5,230,984

Cash, Beginning of Year	4,081,176	539,663

Cash, End of Period	$1,747,540	$5,770,647

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$4,460	$-
Noncash Investing Activities:

Note receivable, stockholder	$50,000	$-

See accompanying notes to consolidated financial statements

g8wave, Inc.
Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity
For the Period Ended June 30, 2007

	Series A
	Convertible Redeemable
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Par Value	Notes Receivable, Stockholder	Additional Paid-in Capital	Accumulated other comprehensive income	Accumulated Earnings (Deficit)	Total Stockholders' Equity
Balance, December 31, 2006	7,172,500	$7,465,995	9,500,000	$1	$(37,888)	$26,575	$(33,665)	$(3,187,018)	$4,234,000

Issuance of common stock in exchange for consulting services			150,000	0		16,500			16,500

Principal payments received on note receivable, stockholder					6,250				6,250

Net change in interest receivable on note receivable, stockholder during period					(376)				(376)

Issuance of stock options						2,491			2,491

Net loss								(1,931,531)	(1,931,531)

Foreign currency translation adjustments							11,748		11,748

Balance, June 30, 2007	7,172,500	$7,465,995	9,650,000	$1	$(32,014)	$45,566	$(21,917)	$(5,118,549)	$2,339,082

See accompanying notes to consolidated financial statements

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

1.	Nature of Business

g8wave, Inc. (the “Company”) was incorporated in the State of Delaware on November 4, 2005 and commenced operations in early 2006. The Company and its subsidiary is a worldwide integrated, mobile media company and provider of interactive entertainment, social networking technologies and community services to the mobile market. The Company maintains its headquarters in Boston, Massachusetts and its operations center in London, England.

The Company is subject to risks common to emerging, technology-oriented companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, and the need to obtain adequate financing to fund future operations.

The Company’s financial statements have been prepared on the basis of continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business.

Management expects operating losses and negative cash flows to continue for the foreseeable future because of costs and expenses related to selling and marketing of its services, continued development of the Company’s technology, and development of relationships with other businesses. Failure to generate sufficient revenues or raise additional financing would have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives.

2.	Basis of Presentation and Consolidation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The consolidated financial statements present the results of operations of the Company’s U.S. parent and U.K. subsidiary for the periods ended June 30, 2007 and 2006. All significant intercompany accounts and transactions have been eliminated. These consolidated financial statements should be read in conjunction with the financial statements for the year ended December 31, 2006 and notes thereto contained on Form 8-K of the Company as filed with the Securities and Exchange Commission. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results for the full fiscal year ending December 31, 2007.

The Company acquired the stock of g8wave, Ltd. on April 21, 2006 from an entity controlled by a relative of the Company’s founding stockholder. The purchase was recorded as a dividend by the Company and the historical financial information of the acquired company has been consolidated into the financial statements as presented.

3.	Summary Significant Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

Revenue Recognition - The Company’s revenue is derived primarily from telecommunications arrangements and from mobile marketing services. The Company applies the guidelines for revenue recognition established in SEC Staff Accounting Bulleting No. 104 “Revenue Recognition in Financial Statements.” These guidelines establish that revenue can only be recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured.

Revenue is recognized as services are provided for telecommunications arrangements. Revenue from mobile marketing services is recognized on the completed-contract basis when the services are completed and accepted by the customer. The completed-contract method is used because the Company’s contracts for these types of services are typically either short-term in duration or management is unable to make reasonably dependable estimates of the costs of the contracts.

Deferred revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

Cash and Cash Equivalents— The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At June 30, 2007, the Company did not have any investments with maturities greater than three months.

The Company seeks to minimize its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution.

Accounts Receivable - Accounts receivable are reported at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At June 30, 2007, there was no allowance for doubtful accounts.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist of accounts receivable. The Company maintains its temporary cash in highly rated financial institutions. The Company periodically assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

Fair Value of Financial Instruments - The carrying amounts of the Company’s financial instruments, which includes, accounts payable, accrued expenses, and equity instruments, approximate their fair value.

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Depreciation is provided using the straight-line method over their estimated useful lives, usually 3 to 5 years.

Impairment of Long-Lived Assets - The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets. SFAS No. 144 requires that the Company review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its disposition value is less than the carrying amount. The Company evaluated its long-lived assets and determined that there was no impairment at June 30, 2007.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

Stock-Based Compensation—The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as supplemented by the interpretation provided by SEC Staff Accounting Bulletin No. 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995.) Under this method, the fair value of all common stock granted or modified after adoption must be recognized in the statement of operations and total compensation cost related to non-vested awards not yet recognized, determined under the original provisions of SFAS 123, must also be recognized in the statement of operations.

Income Taxes - The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities reflect the impact of temporary differences between amount of assets and liabilities for financial reporting purposes and such amounts as measured under enacted tax laws. A valuation allowance is required to offset any net deferred tax assets if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Foreign Currency Translation - For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenue, expenses, and cash flows are translated at the average exchange rate for the period to approximate translation at the exchange rate prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of June 30, 2007 and 2006 the exchange rate for the United Kingdom Pound was $2.0039 U.S. and $1.8163, respectively, for ₤1.00.

The functional currency of the Company’s U.K. subsidiary is the local currency. The financial statements of the subsidiary are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and the average rate of exchange for the period for revenue, costs and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.

4.	Property and Equipment

Property and equipment consists of the following at June 30, 2007:

Computer Equipment	$1,291,695
Software	426,960
Furniture & Fixtures	142,926
Leasehold Improvements	80,388
1,941,969

Less: Accumulated depreciation and amortization	(1,687,490)
Net book value	$254,479

Depreciation expense for the six months ended June 30, 2007 and 2006 was $78,604 and $62,964, respectively.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

5.	Redeemable Convertible Preferred Stock

The Company has authorized 7,172,500 shares of $.0000001 par value Series A Preferred Stock of which all were issued and outstanding at June 30, 2007.

The terms of the Series A Preferred Stock are as follows:

Voting

The holders of the Series A Convertible Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each Preferred Stock is convertible at the time of such vote.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends, payable in preference and priority to any payment of any dividend on common stock. No dividends shall be made with respect to the common stock until all declared dividends on the Series A Preferred Stock have been paid. The rate of such dividend shall be 8% per annum of the Original Issue Price and shall be distributed ratably among all holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such holders. The right to such dividends shall not be cumulative and no right shall accrue to holders of Preferred Stock because dividends are not declared in any year. No dividends on the Series A Preferred Stock have been declared or paid by the Company through June 30, 2007.

Conversion

Each share of Series A Preferred Stock, at the option of the holder, is convertible into a number of fully paid shares of common stock based upon a conversion calculation as described below. Conversion is automatic immediately upon the earlier of i) the written consent or agreement of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, voting together as a single class or ii) closing of a firm commitment underwritten public offering in which the public offering (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) aggregate proceeds raised exceeds $20 million, provided that the offering price per share is not less than $5.00.

The number of shares of common stock into which each share of Series A Preferred Stock shall converted is determined by dividing $1.0526315 per share (subject to adjustment from time to time for recapitalizations) by $1.0526315 (subject to adjustment from time to time for recapitalizations).

Redemption

The holders of the Series A Preferred Stock have redemption rights beginning on April 15, 2011. Any holder of Series A Preferred Stock may require the Company to redeem all of the shares of Series A Preferred Stock held by such holder at a price equal to the original Series A Preferred Stock issuance price plus any adjustments for recapitalizations.

If the Company does not have sufficient funds legally to redeem all the shares of Series A Preferred Stock requested to be redeemed at the redemption date, then the Company shall redeem such shares ratably to the extent possible and shall redeem the remaining shares as soon as sufficient funds are legally available.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

6.	Common Stock

In April 2006, the Company’s Board of Directors declared a 9,500-for-1 split of the outstanding common stock, pursuant to which one share of common stock outstanding and held by the stockholders of record was split into 9,500 shares of common stock. In addition, the Board of Directors increased the authorized number of shares of common stock from 1,000,000 shares to 25,000,000 shares.

At June 30, 2007 the Company had 25,000,000 shares of voting common stock authorized, $.0000001 par value, of which 9,650,000 shares were issued and outstanding. In addition, at June 30, 2007, the Company has reserved 7,809,366 shares of common stock for the conversion of Series A Preferred Stock and the exercise of warrants and stock options.

On February 13, 2007 the Company issued 150,000 shares of common stock to a consultant in exchange for services. At the time of issuance, the value of the common stock was $0.11 per share. As a result of the issuance, the Company recorded $16,500 as expense and a corresponding amount as additional paid-in capital.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

7.	Restricted Stock

During 2006, the Company placed the following restrictions on 50% of the Company’s founding stockholder’s stock:

1.) For so long that the founding stockholder is employed by the Company, commencing on May 21, 2006, 1/24 of the shares of restricted stock will cease to be restricted at the end of each following month.

2.) Other than transfers to immediate family as defined by the “Co-Sale and Right of First Refusal Agreement”, restricted stock may not be transferred except as set forth in the “Co-Sale and Right of First Refusal Agreement”.

3.) If the employment of the founding stockholder is terminated for other than good reason, the shares of restricted stock on the date of such termination shall be subject to a right of repurchase by the Company at the par value thereof. Out of the 4,750,000 original shares of restricted stock 2,572,917 shares ceased to be restricted as of June 30, 2007.

8.	Stock Option and Grant Plan

In 2006, the Company adopted the 2006 Stock Option and Purchase Plan (the “Plan”) that provides for the issuance of common stock and restricted stock of the Company and the grant of incentive stock options “ISOs” or non qualified stock options for the purchase of common stock. Options vest in accordance with the provision of the Plan commencing on the date of grant at a price not less than fair market value as determined by the Board of Directors at the date of the grant. The term of the options is 10 years and the exercise price of incentive stock options can be no less than 100% of fair value per share of the Company’s common stock on the date of grant. Any individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company shall not be eligible under the Plan unless (i) the exercise price of the option is at least 110% of the fair market value of a share on the date of grant, (ii) the purchase price (if any) is at least 100% of the fair market value of a share on the date of purchase, and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant. Options generally vest over five years. The number of shares reserved for stock awards under the Plan is 2,529,859 at June 30, 2007. No options were exercised as of June 30, 2007.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

A summary of the stock option activity under the Plan through the period ended June 30, 2007 is as follows:

	Number of stock options	Weighted average exercise price
Outstanding at January 1, 2006	-	$-

Granted	358,459	0.10

Outstanding at December 31, 2006	358,459	$0.10

Granted	153,363	0.11
Cancelled	(41,681)	0.10

Outstanding at June 30, 2007	470,141	$0.10

The weighted average fair value of options granted in the six months ended June 30, 2007 was $0.10. The weighted average fair value of options granted in 2006 was $0.10.

The following table summarizes information about stock options outstanding at June 30,
2007:

	Options outstanding			Options exercisable
Exercise Price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
$ 0.10	470,141	9.38	$0.10	180,966	$0.10

A summary of activity related to non-vested stock options as of June 30, 2007 is indicated in the following table:

Nonvested at January 1, 2006	-	$-

Granted	358,459	0.10
Vested	(202,043)	0.10

Nonvested at December 31, 2006	156,416	0.10

Granted	153,363	0.10
Vested	(20,604)	0.10
Cancelled	41,681	0.10

Nonvested at June 30, 2007	289,175	$0.10

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

The Company recognized $2,491 of compensation expense related to vested share-based awards in the six months ended June 30, 2007. As of June 30, 2007, there was an additional $20,685 of total unrecognized compensation cost related to unvested share-based awards. This cost is expected to be recognized over a weighted average period of approximately four years.

The fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows at June 30, 2007:

Risk-free interest rate	5.25%
Expected volatility	120%
Expected life of option	5 years
Expected dividend yield	0%

9.	Common Stock Warrants

The Company had an outstanding warrant to purchase 166,725 shares of common stock at June 30, 2007 at $0.10 per share. The warrant expires on August 1, 2009.

10.	Note Receivable, Stockholder

During April 2006, the Company loaned the founding stockholder $50,000 in connection with the issuance of the Series A Preferred Stock. Principal and accrued interest is to be repaid in quarterly installments with final payment due in May 2008. Interest on the outstanding balance is accrued at an annual rate of 6.00% and totaled $951 for the six months ended June 30, 2007. As of June 30, 2007, the outstanding principal balance totaled $31,250. Interest receivable at June 30, 2007 on the note totaled $764.

11.	Commitments

The Company leases its London, England office space under non-cancelable operating leases that expire on April 1, 2009. Total rent expense under these operating leases was approximately $80,843 and $73,678 for the six months ended June 30, 2007 and 2006, respectively.

Future minimum lease payments under non-cancelable operating leases as of June 30, 2007 are as follows:

Year	Operating Lease
2007	$80,842
2008	161,685
2009	40,421
$282,948

The Company leases its Boston, Massachusetts office space from an entity controlled by a relative of the founding stockholder of the Company under terms of a lease that expire February 2011. Minimum lease payments are subject to annual increases.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

At June 30, 2007 the future minimum lease payments under this operating lease are as follows:
Year Ending December 31:	Amount
2007	$57,228
2008	119,476
2009	125,500
2010	131,524
2011	22,088
$455,816

The lease also provides for additional rent in the form of a proportionate share of real estate taxes and operating costs during the lease term. Rent and facility expense for this operating lease totaled approximately $57,228 and $38,152 for the six months ended June 30, 2007 and 2006, respectively. Prepaid expenses included one month of rent totaling $9,538 for the period ended June 30, 2007.

12.	Related Party Transactions

Related parties controlled through common ownership are as follows:

The Boston Phoenix Trust
Infort, Inc.
PMCG Management Company, LLC
Stuff Magazine, LLC
Tele-Publishing of Canada, LLC
Tele-Publishing, Inc.
TP Corporation
TPI International LP

Operations

The Company makes non-interest bearing advances to and from related entities and charges fees and expenses in the normal course of business for management and other administrative services. The net balance due from these entities as of June 30, 2007 and 2006 was $37,542 and $128,376, respectively.

Transition Services Agreement

Management fees are paid to The Boston Phoenix Trust pursuant to a year-to-year service and facilities agreement. The fee is based on the Company’s allocable share of personnel, facilities, and equipment costs incurred by The Boston Phoenix Trust on its behalf. Total management fees paid to The Boston Phoenix Trust for the six months ended June 30, 2007 amounted to $66,000. Prepaid management fees paid to The Boston Phoenix Trust as of June 30, 2007 amounted to $66,000.

13.	Concentrations

Significant Sources of Revenue

Significant sources of revenue are derived from the Company’s relationships with wireless carriers. The failure to successfully negotiate agreements with such wireless carriers on favorable terms or to maintain such relationships could have a materially adverse effect on revenues. The Company considers its mobile content distribution to be concentrated when a single carrier accounts for more than 25% of the total gross revenue generated from usage.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

Concentration of Credit Risk

The Company has potential concentration of credit risk, in that, at times, it may maintain deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

14.	Subsequent Events

Reverse Merger and Offering

Pursuant to an agreement and plan of merger by and among International Food and Wine Consultants, Inc., a Delaware corporation, (“IFWC”) a wholly-owned subsidiary of IFWC (“Acquisition Sub”) and the Company, on August 13, 2007 Acquisition Sub merged with and into the Company, and the Company, as surviving corporation, became the wholly-owned subsidiary of IFWC (the “Merger”), which was renamed g8wave Holdings, Inc. (“g8wave Holdings”). In connection with the closing of the Merger, the Company sold, in a private placement offering, 107 units at a purchase price of $25,000 per unit, each unit consisting of 16,666 shares of common stock, a four-year redeemable warrant to purchase 8,333 shares. Pursuant to the terms of a confidential private placement offering memorandum, dated April 18, 2007, as supplemented, the Company received gross proceeds from such private placement of $2,675,000.

Employment Agreement

On August 27, 2007 g8wave Holdings entered into an employment agreement with William Duke, Jr. to employ Mr. Duke as g8wave Holdings’s Chief Financial Officer. Mr. Duke replaced Rick Gallagher, who served as g8wave Holdings’s interim Chief Financial Officer until Mr. Duke assumed the duties of Chief Financial Officer effective August 27, 2007. The term of the agreement extends to October 1, 2009. Mr. Duke’s base salary during the term is $175,000 per year and he is eligible to receive an annual performance bonus of up to 20% of the base salary. Pursuant to the agreement, Mr. Duke was granted 166,725 shares of restricted stock units ("RSUs") of g8wave Holdings pursuant to g8wave Holdings’s 2007 Equity Incentive Plan (“2007 Plan”), 25% of which will vest on August 27, 2008, and the remaining 75% will vest thereafter in monthly installments over the next three years of Mr. Duke's employment.

Stock Options

On July 10, 2007 and August 9, 2007, the Company granted options to purchase a total of 385,000 shares and 133,381 shares, respectively, of common stock under the Plan to employees, consultants and advisors at an exercise price of $0.14 per share.

Restricted Stock

On August 20, 2007, g8wave Holdings granted to its Chief Executive Officer and President, Habib Khoury, its Senior Vice President and Managing Director of European Operations, Mark Challinor, its Senior Vice President and Managing Director of Asia Pacific Operations, Shubhro Sen, and its interim Chief Financial Officer, Richard Gallagher, awards of 1,398,877, 166,725, 166,725 and 75,000 restricted stock units (“RSUs”), respectively, under the 2007 Plan and pursuant to their respective employment agreements. Each RSU, when fully vested, entitles the holder thereof to one share of g8wave Holdings’s common stock, par value $.001 per share.

Advisory Agreement

On July 1, 2007 the Company entered into an advisory agreement with Greenwave Partners LLC, (“Greenwave”) whereby Greenwave would provide certain financial, strategic and advisory services to the Company in exchange for a consulting fee of $10,000 per month. The engagement would not commence unless and until the reverse-merger closes and the Company receives equity financing from unaffiliated third parties of at least $2.0 million after July 1, 2007 and prior to January 1, 2008.

g8wave, Inc.
Notes to Unaudited Consolidated Financial Statements

Notes Receivable, Stockholder

On July 11, 2007 the Company agreed to forgive the outstanding balance of the loan to the founding shareholder. The balance of the loan at the time of the forgiveness was $31,250.

g8wave Holdings, Inc.
Introduction to Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of the merger of g8wave, Inc. (“g8wave”) into a newly formed subsidiary of International Food and Wine Consultants, Inc. (the “Merger”), where g8wave, Inc. would become a wholly owned subsidiary of International Food and Wine Consultants, Inc. (“IFWC”) and where IFWC would subsequently change its name to g8wave Holdings, Inc, where each share of g8wave’s common stock as well as preferred stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive one share of IFWC’s common stock.

Pursuant to the terms and conditions of the Merger Agreement: at the closing of the Merger, (i) each share of g8wave’s common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive one share of IFWC’s common stock, and each option and warrant to purchase g8wave’s common stock was converted on the same basis into, respectively, an option or warrant to purchase IFWC’s common stock and (ii) each share of g8wave’s Series A Preferred Stock (“Preferred Stock”) was converted into the right to receive one share of IFWC’s common stock. An aggregate of 9,650,000 shares of IFWC’s common stock were issued to the holders of g8wave’s common, an aggregate of 7,172,500 shares of IFWC’s common stock were issued to the holders of g8wave’s Preferred Stock and an aggregate of 971,849 and 166,725 shares of IFWC’s common stock were reserved for issuance under such IFWC options and warrants, respectively. Immediately following the closing of the Merger, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, IFWC cancelled of 25,545,984 shares of IFWC’s common stock, which left 3,817,216 shares of IFWC’s common stock held by existing stockholders of IFWC. These shares constituted the part of IFWC's “public float” prior to the Merger that will continue to represent the shares of IFWC’s common stock eligible for resale without further registration by the holders thereof.

We have derived our combined historical financial statements for the six months ended June 30, 2007 from g8wave’s and IFWC’s unaudited financial data for the six months ended June 30, 2007 and July 31, 2007, respectively.

g8wave is an integrated mobile media company headquartered in Boston, Massachusetts. We operate at the intersection of mobile communities and brands. We provide our wireless interactive content technologies and services to mobile subscribers, media partners and customers primarily through our wholly-owned subsidiary, g8Wave Ltd., based in London, England. We have offices in Boston, Massachusetts and London from which we provide mobile services in the following three areas:

•
Content distribution services through our branded wireless access protocol (WAP) stores, including: music, ringtones, games, video, ‘band or brand’ related information, tour or event schedules, headlines and articles and band and sports entertainment information.

•	Marketing applications and services, including: the planning and execution of integrated multi-screen or multi-channel (mobile, web, radio, TV, print, outdoor, and in-store) marketing campaigns.

•
Community development products and services, which include: social networking and dating via the Internet, mobile sites and telephones where users can meet, chat, date, share, network and receive rewards for creating popular content and other forms of community participation.

The unaudited pro forma combined balance sheet as of June 30, 2007 assumes the Merger was consummated on that date. The information presented in the unaudited pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Merger occurred as of the date indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

g8wave Holdings, Inc.
Introduction to Unaudited Pro Forma Combined Financial Statements

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of g8wave and IFWC.

g8wave Holdings, Inc.
Pro forma Combined Balance Sheet

	g8wave, Inc.	International Food and Wine Consultants, Inc.	Pro Forma Adjustments				Pro Forma
	June 30, 2007	July 31, 2007	Debit		Credit		Balances
Assets
Current Assets:
Cash	$1,747,540	$-					$1,747,540
Accounts receivable, trade	892,650	-					892,650
Prepaid expenses	1,107,876	-					1,107,876
Due from affiliates	116,964	-					116,964
Deferred tax asset	38,060	-					38,060
Other assets	4,750	-					4,750

Total current Assets	3,907,840	-	-		-		3,907,840

Property, plant, and equipment	1,941,969	-					1,941,969
Accumulated depreciation	(1,687,490)	-			-		(1,687,490)
Net property, plant and equipment	254,479	-	-		-		254,479

Total Assets	$4,162,319	$-	$-		$-		$4,162,319

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	1,793,737	3,000	3,000	(4)			1,793,737
Deferred revenue	29,500	-					29,500
Net liabilities of discontinued operations	-	65,128	65,128	(4)			-

Total current liabilities	1,823,237	68,128	68,128		-		1,823,237

Total liabilities	1,823,237	68,128	68,128		-		1,823,237

Stockholders' Equity:
Common stock, $.001 par value: 99,000,000 shares authorized; 16,822,500 shares issued and outstanding	1	10,000	1	(1)	6,823	(5)	16,823
Preferred Stock, $.001 par value; 1,000,000 shares authorized;no shares issued and outstanding	7,465,995	-	7,465,995	(2)			-
Notes receivable, stockholder	(32,014)	-					(32,014)
Additional paid-in-capital	45,566	1,406	86,357	(3),(5)	7,534,124	(1),(2),(4)	7,494,739
Accumulated other comprehensive income	(21,917)	-					(21,917)
Accumulated (deficit) earnings	(5,118,549)	(79,534)			79,534	(3)	(5,118,549)

Total Stockholders' Equity	2,339,082	(68,128)	7,552,353		7,620,481		2,339,082

Total Liabilities and Stockholders' Equity	$4,162,319	$-	$7,620,481		$7,620,481		$4,162,319

See accompanying notes to unaudited pro forma combined financial statements

g8wave Holdings, Inc.
Notes to Unaudited Pro Forma Combined Financial Statements - June 30, 2007

[1]
The transaction is deemed to be a reverse merger. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, International Food and Wine Consultants, Inc. (the legal acquirer) is considered the accounting acquiree and g8wave, Inc. (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of g8wave, Inc. with the assets and liabilities, and revenue and expenses, of International Food and Wine Consultants, Inc. being included effective from the date of consummation of the reverse merger. International Food and Wine is deemed to be continuation of the business of g8wave. The outstanding stock of International Food and Wine prior to the reverse merger will be accounted for at their net book value and no goodwill will be recognized.

[2]	To reflect the cancellation of shares of preferred stock in connection with the reverse merger.

[3]	To recapitalize for the reverse merger.

[4]	To reflect the payments of certain liabilities upon closing of the reverse merger.

[5]	To reflect the shares issued to g8wave shareholders in connection with the reverse merger.

Unaudited pro forma adjustments reflect the following transaction:

1]
Common stock, at par	1
Additional paid in capital		1

To reflect the cancellation of 9,650,000 shares of common stock in connection with the reverse merger.

2]
Preferred stock	7,465,995
Additional paid in capital		7,465,995

To reflect the cancellation of 7,172,500 shares of preferred stock in connection with the reverse merger.

3]
Additional paid in capital	79,534
Accumulated deficit		79,534

To recapitalize for the reverse merger

4]
Accounts payable and accrued expenses	3,000
Loans from officer	65,128
Additional paid in capital		68,128

To reflect the payment of certain liabilities upon closing of the reverse merger

5]
Additional paid in capital	6,823
Common Stock		6,823

To reflect 16,822,500 shares issued to g8wave shareholders in connection with the reverse merger

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 25.  Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$143.70
Accounting Fees and Expenses	$7,500.00
Legal Fees and Expenses	$40,000.00
Miscellaneous Fees and Expenses	$10,000.00
Total	$57,643.70

Item 26.  Recent Sales of Unregistered Securities.

On August 13, 2007, in the Private Placement, we accepted subscriptions for $2,675,000 or 107 units, with each unit consisting of 16,666 shares of common stock and a four-year redeemable warrant to purchase 8,333 shares of common stock at an exercise price of $2.25 per share. Each unit was sold for $25,000. On August 13, 2007, we issued an aggregate of 1,783,262 shares of common stock and warrants to purchase 891,631 shares of common stock. We realized gross proceeds from the Private Placement of $2,675,000 before expenses. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 27.  Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of August 13, 2007, by and among International Food and Wine Consultants, Inc., G8Wave, Inc., and G8Wave Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, dated August 13, 2007 (“August 13, 2007 8-K”))

2.2	Certificate of Merger, dated August 13, 2007, between G8Wave, Inc. and G8Wave Acquisition Corp. (incorporated herein by reference to Exhibit 2.2 to the August 13, 2007 8-K)

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 9, 2007)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 9, 2007)

3.3	Certificate of Amendment to Certificate of Incorporation, dated August 13, 2007 (incorporated herein by reference to Exhibit 3.3 to the August 13, 2007 8-K)

5.1*	Opinion of Haynes and Boone, LLP

10.1	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 to the August 13, 2007 8-K)

10.2	Form of Warrant (incorporated herein by reference to Exhibit 10.2 to the August 13, 2007 8-K)

10.3	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.3 to the August 13, 2007 8-K)

10.4	Engagement Letter, dated February 7, 2007, between G8Wave, Inc. and New Century (incorporated herein by reference to Exhibit 10.4 to the August 13, 2007 8-K)

10.5	Amended Engagement Letter, dated March 29, 2007, between G8Wave, Inc. and New Century (incorporated herein by reference to Exhibit 10.5 to the August 13, 2007 8-K)

10.6	Form of Directors and Officers Indemnification Agreement (incorporated herein by reference to Exhibit 10.6 to the August 13, 2007 8-K)

10.7	2007 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the August 13, 2007 8-K)

10.8	Form of 2007 Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.8 to the August 13, 2007 8-K)

10.9	Form of 2007 Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.9 to the August 13, 2007 8-K)

10.10	Form of 2007 Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.10 to the August 13, 2007 8-K)

10.11	Form of 2007 Restricted Stock Unit Agreement (incorporated herein by reference to Exhibit 10.11 to the August 13, 2007 8-K)

10.12	Stock Option Agreement, dated August 1, 2006 between the Company and Leslie Bider (incorporated herein by reference to Exhibit 10.12 to the August 13, 2007 8-K)

10.13	Employment Agreement, dated April 2, 2007, between G8Wave, Inc. and Habib Khoury (incorporated herein by reference to Exhibit 10.13 to the August 13, 2007 8-K)

10.14	Employment Agreement, dated April 21, 2006, between G8Wave, Inc. and Bradley Mindich (incorporated herein by reference to Exhibit 10.4 to the August 13, 2007 8-K)

10.15	Employment Letter Agreement, dated August 12, 2006, between G8Wave, Inc. and Shubhro Sen (incorporated herein by reference to Exhibit 10.15 to the August 13, 2007 8-K)

10.16	Letter Agreement with Shubhro Sen, dated July 26, 2007 (incorporated herein by reference to Exhibit 10.16 to the August 13, 2007 8-K)

10.17	Employment Letter Agreement, dated January 25, 2007, between G8Wave, Inc. and Mark Challinor (incorporated herein by reference to Exhibit 10.17 to the August 13, 2007 8-K)

10.18	Letter Agreement with Mark Challinor, dated July 26, 2007 (incorporated herein by reference to Exhibit 10.18 to the August 13, 2007 8-K)

10.19	Employment Agreement, dated August 27, 2007, between the Company and William E. Duke, Jr. (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated August 27, 2007)

10.20	Resignation letter from Hank Cohn, dated August 13, 2007 (incorporated herein by reference to Exhibit 10.19 to the August 13, 2007 8-K)

10.21	Services Agreement, dated April 21, 2006, between G8Wave, Inc. and The Boston Phoenix Trust (incorporated herein by reference to Exhibit 10.20 to the August 13, 2007 8-K)

10.22
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated August 13, 2007, between IFWC-DE and SplitCo (incorporated herein by reference to Exhibit 10.21 to the August 13, 2007 8-K)

10.23	Stock Purchase Agreement, dated August 13, 2007, IFWC-DE and Mary Beth Clark (incorporated herein by reference to Exhibit 10.22 to the August 13, 2007 8-K)

10.24	Warrant, dated August 1, 2006, to Todd Duboef (incorporated herein by reference to Exhibit 10.23 to the August 13, 2007 8-K)

10.25
Investors’ Rights Agreement, dated April 21, 2006, between G8Wave, Inc., Bradley Mindich, ITU Ventures III, LP and ITU Ventures III NM, LP (incorporated herein by reference to Exhibit 10.24 to the August 13, 2007 8-K)

10.26	Amended and Restated Advisory Agreement, dated July 1, 2007 between G8Wave, Inc. and Greenwave Partners LLC (incorporated herein by reference to Exhibit 10.25 to the August 13, 2007 8-K)

10.27
Letter Agreement, dated July 10, 2007, between G8Wave, Inc., Bradley Mindich, ITU Ventures III, LP and ITU Ventures III NM, LP (incorporated herein by reference to Exhibit 10.26 to the August 13, 2007 8-K)

10.28	Music Sector Agreement, dated May 25, 2005, between TP Corporation, G8Wave, Inc. and Metallica (“Metallica Agreement”) (incorporated herein by reference to Exhibit 10.27 to the August 13, 2007 8-K)

10.29	Assignment and Assumption Agreement of Metallica Agreement, dated May 12, 2006, between TP Corporation and G8Wave, Inc. (incorporated herein by reference to Exhibit 10.28 to the August 13, 2007 8-K)

10.30	Letter Agreement, dated July 11, 2007, between Metallica and G8Wave, Inc. (incorporated herein by reference to Exhibit 10.29 to the August 13, 2007 8-K)

10.31
Agreement for Supply of Messages, dated July 21, 2004, between Vodafone Limited and Tele-Publishing UK Limited (“Tele-Publishing UK”) (incorporated herein by reference to Exhibit 10.30 to the August 13, 2007 8-K)

10.32	Message Service Agreement, dated June 20, 2004, between Hutchison 3G UK Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.31 to the August 13, 2007 8-K)

10.33	Wholesale Products Standard Agreement, dated January 26, 2004, between 02 (UK) Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.32 to the August 13, 2007 8-K)

10.34	SMSC Access (ATK) Agreement, dated May 1, 2005, between T-Mobile (UK) Limited and G8Wave Ltd. (incorporated herein by reference to Exhibit 10.33 to the August 13, 2007 8-K)

10.35	Wholesale Services Agreement, dated October 29, 2003, between Virgin Mobile Telecoms Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.34 to the August 13, 2007 8-K)

10.36	Agreement, dated March 7, 2002, between Orange Personal Communications Services Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.35 to the August 13, 2007 8-K)

10.37	Lease, dated April 2, 2004, between Tokley Limited (“Tokley”) and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.36 to the August 13, 2007 8-K)

10.38	Lease, dated April 2, 2004, between Tokley and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.37 to the August 13, 2007 8-K)

16	Letter of Li & Company, PC (incorporated herein by reference to Exhibit 16 to the August 13, 2007 8-K)

21	List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the August 13, 2007 8-K)

23.1*	Consent of Sherb & Co., LLP

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

* Filed herewith

Item 28.  Undertakings.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

6. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boston, State of Massachusetts on October 12, 2007.

g8wave Holdings, Inc.

By:	/s/ Habib Khoury
Name: Habib Khoury Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of g8wave Holdings, Inc., a Delaware corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Habib Khoury and Bradley M. Mindich, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Habib Khoury	President, Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2007
Habib Khoury
/s/ William E. Duke, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 12, 2007
William E. Duke, Jr.
/s/ Bradley M. Mindich	Chairman of the Board of Directors, Chief Strategy Officer, Secretary, Treasurer and Director	October 12, 2007
Bradley M. Mindich
/s/ Chad Brownstein	Director	October 12, 2007
Chad Brownstein
/s/ Leslie E. Bider	Director	October 12, 2007
Leslie E. Bider

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of August 13, 2007, by and among International Food and Wine Consultants, Inc., G8Wave, Inc., and G8Wave Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, dated August 13, 2007 (“August 13, 2007 8-K”))

2.2	Certificate of Merger, dated August 13, 2007, between G8Wave, Inc. and G8Wave Acquisition Corp. (incorporated herein by reference to Exhibit 2.2 to the August 13, 2007 8-K)

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 9, 2007)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 9, 2007)

3.3	Certificate of Amendment to Certificate of Incorporation, dated August 13, 2007 (incorporated herein by reference to Exhibit 3.3 to the August 13, 2007 8-K)

5.1*	Opinion of Haynes and Boone, LLP

10.1	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 to the August 13, 2007 8-K)

10.2	Form of Warrant (incorporated herein by reference to Exhibit 10.2 to the August 13, 2007 8-K)

10.3	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.3 to the August 13, 2007 8-K)

10.4	Engagement Letter, dated February 7, 2007, between G8Wave, Inc. and New Century (incorporated herein by reference to Exhibit 10.4 to the August 13, 2007 8-K)

10.5	Amended Engagement Letter, dated March 29, 2007, between G8Wave, Inc. and New Century (incorporated herein by reference to Exhibit 10.5 to the August 13, 2007 8-K)

10.6	Form of Directors and Officers Indemnification Agreement (incorporated herein by reference to Exhibit 10.6 to the August 13, 2007 8-K)

10.7	2007 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the August 13, 2007 8-K)

10.8	Form of 2007 Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.8 to the August 13, 2007 8-K)

10.9	Form of 2007 Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.9 to the August 13, 2007 8-K)

10.10	Form of 2007 Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.10 to the August 13, 2007 8-K)

10.11	Form of 2007 Restricted Stock Unit Agreement (incorporated herein by reference to Exhibit 10.11 to the August 13, 2007 8-K)

10.12	Stock Option Agreement, dated August 1, 2006 between the Company and Leslie Bider (incorporated herein by reference to Exhibit 10.12 to the August 13, 2007 8-K)

10.13	Employment Agreement, dated April 2, 2007, between G8Wave, Inc. and Habib Khoury (incorporated herein by reference to Exhibit 10.13 to the August 13, 2007 8-K)

10.14	Employment Agreement, dated April 21, 2006, between G8Wave, Inc. and Bradley Mindich (incorporated herein by reference to Exhibit 10.4 to the August 13, 2007 8-K)

10.15	Employment Letter Agreement, dated August 12, 2006, between G8Wave, Inc. and Shubhro Sen (incorporated herein by reference to Exhibit 10.15 to the August 13, 2007 8-K)

10.16	Letter Agreement with Shubhro Sen, dated July 26, 2007 (incorporated herein by reference to Exhibit 10.16 to the August 13, 2007 8-K)

10.17	Employment Letter Agreement, dated January 25, 2007, between G8Wave, Inc. and Mark Challinor (incorporated herein by reference to Exhibit 10.17 to the August 13, 2007 8-K)

10.18	Letter Agreement with Mark Challinor, dated July 26, 2007 (incorporated herein by reference to Exhibit 10.18 to the August 13, 2007 8-K)

10.19	Employment Agreement, dated August 27, 2007, between the Company and William E. Duke, Jr. (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated August 27, 2007)

10.20	Resignation letter from Hank Cohn, dated August 13, 2007 (incorporated herein by reference to Exhibit 10.19 to the August 13, 2007 8-K)

10.21	Services Agreement, dated April 21, 2006, between G8Wave, Inc. and The Boston Phoenix Trust (incorporated herein by reference to Exhibit 10.20 to the August 13, 2007 8-K)

10.22
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated August 13, 2007, between IFWC-DE and SplitCo (incorporated herein by reference to Exhibit 10.21 to the August 13, 2007 8-K)

10.23	Stock Purchase Agreement, dated August 13, 2007, IFWC-DE and Mary Beth Clark (incorporated herein by reference to Exhibit 10.22 to the August 13, 2007 8-K)

10.24	Warrant, dated August 1, 2006, to Todd Duboef (incorporated herein by reference to Exhibit 10.23 to the August 13, 2007 8-K)

10.25
Investors’ Rights Agreement, dated April 21, 2006, between G8Wave, Inc., Bradley Mindich, ITU Ventures III, LP and ITU Ventures III NM, LP (incorporated herein by reference to Exhibit 10.24 to the August 13, 2007 8-K)

10.26	Amended and Restated Advisory Agreement, dated July 1, 2007 between G8Wave, Inc. and Greenwave Partners LLC (incorporated herein by reference to Exhibit 10.25 to the August 13, 2007 8-K)

10.27
Letter Agreement, dated July 10, 2007, between G8Wave, Inc., Bradley Mindich, ITU Ventures III, LP and ITU Ventures III NM, LP (incorporated herein by reference to Exhibit 10.26 to the August 13, 2007 8-K)

10.28	Music Sector Agreement, dated May 25, 2005, between TP Corporation, G8Wave, Inc. and Metallica (“Metallica Agreement”) (incorporated herein by reference to Exhibit 10.27 to the August 13, 2007 8-K)

10.29	Assignment and Assumption Agreement of Metallica Agreement, dated May 12, 2006, between TP Corporation and G8Wave, Inc. (incorporated herein by reference to Exhibit 10.28 to the August 13, 2007 8-K)

10.30	Letter Agreement, dated July 11, 2007, between Metallica and G8Wave, Inc. (incorporated herein by reference to Exhibit 10.29 to the August 13, 2007 8-K)

10.31
Agreement for Supply of Messages, dated July 21, 2004, between Vodafone Limited and Tele-Publishing UK Limited (“Tele-Publishing UK”) (incorporated herein by reference to Exhibit 10.30 to the August 13, 2007 8-K)

10.32	Message Service Agreement, dated June 20, 2004, between Hutchison 3G UK Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.31 to the August 13, 2007 8-K)

10.33	Wholesale Products Standard Agreement, dated January 26, 2004, between 02 (UK) Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.32 to the August 13, 2007 8-K)

10.34	SMSC Access (ATK) Agreement, dated May 1, 2005, between T-Mobile (UK) Limited and G8Wave Ltd. (incorporated herein by reference to Exhibit 10.33 to the August 13, 2007 8-K)

10.35	Wholesale Services Agreement, dated October 29, 2003, between Virgin Mobile Telecoms Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.34 to the August 13, 2007 8-K)

10.36	Agreement, dated March 7, 2002, between Orange Personal Communications Services Limited and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.35 to the August 13, 2007 8-K)

10.37	Lease, dated April 2, 2004, between Tokley Limited (“Tokley”) and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.36 to the August 13, 2007 8-K)

10.38	Lease, dated April 2, 2004, between Tokley and Tele-Publishing UK (incorporated herein by reference to Exhibit 10.37 to the August 13, 2007 8-K)

16	Letter of Li & Company, PC (incorporated herein by reference to Exhibit 16 to the August 13, 2007 8-K)

21	List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the August 13, 2007 8-K)

23.1*	Consent of Sherb & Co., LLP

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

* Filed herewith